UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Albany International Corp.

(Name of Registrant as Specified In Its Charter)

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April 4, 2012

To the Stockholders of Albany International Corp.:

     You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Albany International Corp., which will be held at Wentworth By the Sea, 588 Wentworth Road, New Castle, New Hampshire, at 9:00 a.m. on Friday, May 25, 2012. Please join us prior to the Annual Meeting at 8:30 a.m. to meet the Directors in the meeting room.

     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to vote and submit your proxy promptly by phone, via the Internet, or by signing, dating, and returning a proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

     If you plan to attend the meeting, and have requested and received physical copies of these meeting materials, please so indicate on the enclosed proxy card so that we can make the necessary arrangements. (An addressed, postage-prepaid envelope is enclosed for your return of the proxy.)

     Information about the meeting, including a description of the various matters on which the stockholders will act, can be found in the accompanying Notice of Annual Meeting and Proxy Statement. The Annual Report for the fiscal year ended December 31, 2011, also accompanies these materials.

Sincerely yours,

ERLAND E. KAILBOURNE	JOSEPH G. MORONE
Chairman of the Board	President and Chief Executive Officer

ALBANY INTERNATIONAL CORP.

216 Airport Drive, Rochester, New Hampshire 03867

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2012

     The Annual Meeting of Stockholders of Albany International Corp. will be held at Wentworth By the Sea, 588 Wentworth Road, New Castle, New Hampshire, on Friday, May 25, 2012, at 9:00 a.m. Eastern Time, for the following purposes:

1.	To elect eight Directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor;
3.	to approve, by non-binding vote, executive compensation; and
4.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 4, 2012, will be entitled to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

     Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience by telephone, via the Internet, or by signing, dating, and returning a proxy card. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

CHARLES J. SILVA, JR.
Secretary

April 4, 2012

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Albany International Corp. (“the Company”), 216 Airport Drive, Rochester, New Hampshire 03867, of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on May 25, 2012, and at any adjournment or adjournments thereof.

Voting Procedures

     Each properly executed proxy in the accompanying form received prior to the Annual Meeting will be voted with respect to all shares represented thereby and will be voted in accordance with the specifications, if any, made thereon. If no specification is made, the shares will be voted in accordance with the recommendation of the Board of Directors. In addition, the shares will be voted in the discretion of the proxies with respect to (1) any matter of which we did not have notice prior to February 27, 2012, (2) the election of a person as a director in substitution for a nominee named in this proxy statement who, at the time of the meeting, is unable, or for good cause is unwilling, to serve, (3) any stockholder proposal properly excluded from this proxy statement, and (4) matters incident to the conduct of the meeting. A proxy may be revoked at any time prior to the voting thereof.

     If a stockholder is a participant in our Dividend Reinvestment Plan or the Albany International Corp. ProsperityPlus 401(k) Savings Plan, a properly executed proxy will also serve as voting instructions with respect to shares in the stockholder’s account in such plans. In order for the Plan Trustee to vote 401(k) plan account shares, instructions must be received no later than 11:59 PM Eastern Time on May 22, 2012.

     This proxy statement and the accompanying form of proxy are first being made available to our stockholders on or about April 10, 2012.

     The only persons entitled to vote at the Annual Meeting (including any adjournment or adjournments) are (1) holders of record at the close of business on April 4, 2012, of the Company’s Class A Common Stock outstanding on such date and (2) holders of record at the close of business on April 4, 2012, of our Class B Common Stock outstanding on such date. As of March 31, 2012, there were 28,105,517 shares of the Company’s Class A Common Stock outstanding and 3,236,098 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on each matter to be voted upon.

     Under our By Laws, a copy of which is available at the Corporate Governance section of our website (www.albint.com), the presence, in person or by proxy, of shares having a majority of the total number of votes entitled to be cast at the meeting is necessary to constitute a quorum. Under Delaware law, if a quorum is present, a plurality of the votes cast at the meeting by the shares present in person or by proxy and entitled to vote is required for the election of directors, and a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required for any other action. Shares present at the meeting in person or by proxy and entitled to vote that abstain or fail to vote on any matter will be counted as present and entitled to vote but such abstention or failure to vote will not be counted as an affirmative or negative vote.

     Under New York Stock Exchange rules, brokerage firms are permitted to vote in their discretion on certain routine matters on behalf of clients who have been requested to provide voting instructions, and have failed to do so by a date specified in a statement from the brokerage firm accompanying proxy materials distributed to its clients. Brokerage firms generally do not have such discretion, however, as to any contested action, any authorization for a merger or consolidation, any equity-compensation plan or any other matter related to executive compensation, any election of directors, or any matter that may affect substantially the rights or privileges of stockholders. In such a case, broker “nonvotes” would be treated as shares that are present at the meeting but fail to vote. The Company anticipates that brokerage firms will be able to vote in their discretion only on the proposal to ratify the selection of PricewaterhouseCoopers LLC as auditors.

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ELECTION OF DIRECTORS

     All of the members of the Board of Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Pursuant to the By Laws, the Board of Directors may increase or decrease the number of directors from time to time, but not to fewer than three. The Board of Directors has determined that, until further action by the Board, the number of directors of the Company, from and after the time of the 2012 Annual Meeting of Stockholders, shall be eight. Accordingly, the number of directors to be elected at the 2012 Annual Meeting of Stockholders is eight. The Board of Directors has nominated for election the eight persons listed below, all of whom are currently serving as directors. Unless otherwise specified on the proxy, the shares represented by a proxy in the accompanying form will be voted for the election of the eight persons listed below. If, at the time of the meeting, any nominee is unable, or for good cause unwilling, to serve, which event is not anticipated, the shares will be voted for a substitute nominee proposed by the Board of Directors, unless the Board reduces the number of directors. The biographical sketches below highlight some of the specific experience, qualifications, attributes or skills that contributed to the nominee’s selection by the Board.

JOSEPH G. MORONE joined the Company as President on August 1, 2005. He has been a Director of the Company since 1996. He has served as President and Chief Executive Officer since January 1, 2006. From 1997 to July 2005, Dr. Morone served as President of Bentley University. Prior to joining Bentley, Dr. Morone served as Dean of the Lally School of Management and Technology at Rensselaer Polytechnic Institute and held the Andersen Consulting Professorship of Management. He serves as the Presiding Director of Transworld Entertainment Corporation, and serves on the Board of Trustees of Frisbie Memorial Hospital in Rochester, New Hampshire. In addition to the extensive knowledge of the Company and its operations gained as Chief Executive Officer, Dr. Morone’s other contributions to the Board include experience leading other complex organizations, and his understanding of technology strategy and other issues confronting business organizations generally. Age 58.

CHRISTINE L. STANDISH has been a Director of the Company since 1997. From 1989 to 1991, she served the Company as a Corporate Marketing Associate, and was previously employed as a Graphic Designer for Skidmore, Owings & Merrill. She is a Director and the Chairman of the J. S. Standish Company. She is a member of the Board of Trustees of the Albany Academies, the Community Foundation for the Greater Capital Region, Siena College, and the Albany Symphony Orchestra. She is the sister of John C. Standish and the daughter of J. Spencer Standish. J. Spencer Standish and related persons hold in the aggregate shares entitling them to cast a majority of the combined votes entitled to be cast by all stockholders of the Company. As the Board seeks to safeguard and promote the interests of the Company’s stockholders, oversee Company management, and otherwise discharge its fiduciary obligations, Ms. Standish is able to provide a direct perspective as the representative of the Company’s largest stockholder group. Age 46.

ERLAND E. KAILBOURNE has been a Director of the Company since 1999 and Chairman of the Board since May 9, 2008. He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He was Chairman and Chief Executive Officer of Fleet Bank, also a banking subsidiary of Fleet Financial Group, Inc., from 1993 until its merger into Fleet National Bank in 1997. He is a Director of the New York ISO, Financial Institutions, Inc., Rand Capital Corporation, Allegany Co-op Insurance Company, and the Farash Corporation. From May 2002 until March 2003 he served as Chairman and interim Chief Executive Officer of Adelphia Communications Corp. (Adelphia filed a petition under Chapter 11 of the United States Bankruptcy Code in 2002.) Mr. Kailbourne’s broad experience as a director on numerous boards of public and private companies and foundations, his 37 years of experience in banking and finance, and his operational experience as chief executive officer of large organizations make him a valuable addition to the board of any public or private company, especially in oversight of risk management, liquidity, and finance matters. Age 70.

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JOHN C. STANDISH has been a Director of the Company since 2001 and Vice Chairman of the Board since May 9, 2008. He previously served as Senior Vice President – Manufacturing, Americas Business Corridor. from March 2005 to January 2008, Director of North American Dryer Manufacturing from 2003 to March 2005, Director PAC Pressing and Process Technology from 2000 to 2003, Manager of the Company’s forming and engineered fabrics manufacturing facility in Portland, Tennessee, from 1998 to 2000, Production Manager of Albany International B.V. in Europe from 1994 to 1998, a Department Manager for the Press Fabrics Division from 1991 to 1994, and Design Engineer for Albany International Canada from 1986 to 1991. He is a Director and the President of the J. S. Standish Company, and Director of the United Way of the Greater Capital Region. He is the brother of Christine L. Standish and the son of J. Spencer Standish. In addition to being a member of the Standish family, the Company’s largest stockholder group, John acquired extensive hands-on experience in the Company’s PMC operations as an employee, and holds a master’s degree in textiles and wood and paper sciences. Age 48.

PAULA H. J. CHOLMONDELEY has been a Director of the Company since February 2005. From 2000 to 2004, she was a Vice President and General Manager of Sappi Fine Papers, North America, responsible for the Specialty Products Division. She previously served in executive and financial positions in a number of corporations, including Owens Corning, the Faxon Company, Blue Cross of Greater Philadelphia, and the Westinghouse Elevator Company. She also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan Administration. Ms. Cholmondeley is a former certified public accountant, and serves on the Board of Directors of three other publicly traded companies: Terex Corporation, Dentsply International, and Minerals Technologies Inc. She is also an independent trustee of Nationwide Mutual Funds. Ms. Cholmondeley’s extensive experience in finance, including as a chief financial officer, and her background in public accounting, make her especially suited to the role of an “audit committee financial expert” on the Company’s Audit Committee. Her international and manufacturing experience, within the paper industry and elsewhere, is also a valuable contribution to the Board. In addition, she brings extensive governance experience as the result of her service on various public company boards, her participation as a part-time faculty member in director education programs conducted by the National Association of Corporate Directors, and her other involvement in various governance organizations. Age 65.

JOHN F. CASSIDY, JR. has been a Director of the Company since November 2005. From January 1989 to May 2005, he served as Senior Vice President, Science and Technology, at United Technologies Corp., a diversified company with extensive aerospace operations. He served at the General Electric Corporate Research and Development Laboratories from 1981 to 1988. Dr. Cassidy is a member of the Board of Trustees of Rensselaer at Hartford, a member of the Connecticut Academy of Science and Enginute for Electrical and Electronics Engineers and the Society of Automotive Engineers. He serves on the Board of Directors of the Connecticut Technology Council, the Detroit-based Convergence Electronics Transportation Association, and the Convergence Educational Foundation. Mr. Cassidy’s extensive background in research and development, program management, and product development are valuable attributes for oversight of the Company’s research and development operations as well as its Albany Engineered Composites segment, which seeks to grow as a key supplier to customers in the aerospace industry. Age 67.

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EDGAR G. HOTARD has been a Director of the Company since November 2006. Since November of 2010, Mr. Hotard has been an Operating Partner at HAO Capital, a private equity firm based in Beijing and Hong Kong, which provides growth capital to Chinese companies. He has served as a Venture Partner of ARCH Venture Partners since September 2004 and as an advisor to, and non-executive Chairman of, the Monitor Group (China), the China practice of a global management consulting firm, since 2000. Mr. Hotard retired as President and Chief Operating Officer of Praxair, Inc. in 1999. In 1992, he co-led the spin-off of Praxair from Union Carbide Corporation, where he served as Corporate Vice President. Mr. Hotard is a member of the Board of Directors of Solutia Inc., Shona Energy Company, Inc., and Koning Corp. He was a founding sponsor of the China Economic and Technology Alliance and of a joint MBA program between Renmin University, Beijing, and the School of Management, State University of Buffalo, New York. Mr. Hotard has experience managing a large global enterprise, assisting companies to develop their businesses and business relationships in China, and providing growth capital to companies operating in China. In the course of his career, he has worked with a number of senior government and business leaders in China. His background, understanding, and business relationships are helpful as the Board oversees management’s efforts to address shifting demand toward Asia, and China in particular, in its core PMC business, as well as its ramp-up of expanded operations in Asia. Age 68.

JOHN R. SCANNELL has been a Director of the Company since February 2012. He has served as Chief Executive Officer of Moog Inc., a worldwide designer, manufacturer, and integrator of high-performance precision motion and fluid control systems for a broad range of applications, since December 2011. Mr. Scannell joined Moog in 1990 as an Engineering Manager of Moog Ireland and later moved to Germany to become Operations Manager of Moog GmbH. In 1999, he became the General Manager of Moog Ireland, and in 2003 moved to the Aircraft Group in East Aurora, New York, as the Boeing 787 Program Manager. He was named Moog’s Director of Contracts and Pricing in 2005. Mr. Scannell was elected Vice President of Moog in 2005 and Chief Financial Officer in 2007, a position he held until December 2, 2010, at which time he was appointed President and Chief Operating Officer. Mr. Scannell’s range of management experience in engineering, operations management, contracts and finance, along with his in-depth knowledge of the aerospace markets, products and technologies, make him highly qualified to serve as a Director. In addition to an M.B.A. from Harvard Business School, Mr. Scannell holds B.S. and M.S. degrees in Electrical Engineering from University College Cork, Ireland. Age 48.

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THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
ALL OF THE NOMINEES FOR ELECTION

CORPORATE GOVERNANCE

     Board Leadership Structure. Since becoming a public company in 1984, the Company has at times operated under a traditional U.S. board leadership structure (with the roles of Chief Executive Officer and Chairman combined), while at other times the positions of the Chairman and the top executive officer have been separated. Dr. Morone’s predecessor as Chief Executive Officer, Frank R. Schmeler, served as Chairman of the Board and Chief Executive Officer from 2000 until early 2006. From August 2003 until early 2006, Thomas R. Beecher, Jr. served as the Company’s non-management Lead Director. Dr. Morone was appointed as President in 2005, and became Chief Executive Officer at the beginning of 2006. At that time, the Board determined that it would be desirable for the Company’s departing Chief Executive Officer, Frank Schmeler, to remain in the position of Chairman, in a non-management capacity. Mr. Schmeler stepped down as Chairman in May of 2008, and was succeeded by Erland E. Kailbourne, who by that time had more than nine years of experience serving on our board, had previously served as chairman and Chief Executive Officer of Fleet Bank (New York Region), and had acquired years of experience and service on several other public and private company boards. At the same time, John Standish, having resigned from his management position with the Company, was elected Vice Chairman.

     The Board of Directors expects the Chairman of the Board to function as a liaison and independent conduit between the members of the Board and the Company’s Chief Executive Officer between meetings of the Board, and to preside over meetings of, and provide leadership to, the non-management members of the Board. The Chairman is also primarily responsible for setting Board meeting agendas, in cooperation with the Chief Executive Officer and Secretary. (Other responsibilities of the Chairman are described in the Company’s Corporate Governance Guidelines. The Chairman is also empowered to delegate some of these duties, in his or her discretion, to a Vice Chairman.) The Board has found that having a non-management director function in this role, whether as a “lead director” or as Chairman, facilitates communication, helps ensure that issues of concern to non-management directors are given an opportunity for discussion at meetings, and contributes generally to a more effective use of management and Board time. The Board also believes the current board leadership has served the Company well during Dr. Morone’s tenure as Chief Executive Officer, allowing him to devote his attention to the management of the Company during what has been a challenging and dynamic period. The Board engages in an annual self-evaluation process to determine whether the Board is discharging its responsibilities and operating effectively, and to consider changes in membership, structure, or process that could improve performance. While we believe that the current Board leadership structure is appropriate for the Company at the present time, it is possible that alternative Board leadership structures, including those that combine the offices of Chairman and Chief Executive Officer, could be appropriate for the Company under different circumstances.

     Risk Oversight. The Board of Directors oversees the Company’s risk management processes. The Company’s Chief Executive Officer reviews directly with the Board, at each regularly scheduled quarterly meeting, the most significant top-level enterprise risks facing the Company, and the processes by which the Company mitigates such risks. This top-level review is directly supported by periodic formal review by senior management of all significant enterprise risks, facilitated by the Chief Financial Officer. The Board requests management, from time to time, to supplement this top-level review with a more detailed analysis of a specific risk, and plans to mitigate that risk. The Board also reviews management’s annual operating plan and strategic plan to ensure that they are consistent with, and appropriately address, the Company’s risks and risk management processes. The Company’s Audit Committee is responsible for assisting the Board in its oversight of the Company’s risk management processes. The Audit Committee periodically reviews and discusses, with management, the Company’s internal audit department and the independent auditors, the adequacy of the processes by which the Company handles risk assessment and risk management. The Committee receives periodic reports from the Company’s finance department regarding liquidity and other financial risks; from the finance and internal audit function regarding internal control risks; and from the finance, legal, and internal audit departments regarding processes for addressing fraud, legal and compliance risks, and the adequacy of the Company’s disclosure controls and procedures. The Audit Committee also reviews and discusses with management the risk factors disclosed by the Company in its periodic filings with the Securities and Exchange Commission before such filings are made.

     Although the Board oversees the Company’s risk management, day-to-day management of risk remains the responsibility of management.

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     Director Independence. The Corporate Governance Rules of the New York Stock Exchange (“the NYSE Rules”) provide that a company of which more than 50% of the voting power is held by an individual, a group, or another company will be considered to be a “controlled company.” As of March 31, 2012, J. Spencer Standish, related persons (including his children, Christine L. Standish and John C. Standish, directors of the Company; and J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors), and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendants of J. Spencer Standish, held, in the aggregate, shares entitling them to cast approximately 53.50% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, we are a controlled company under the NYSE Rules. The Company has elected to avail itself of the provisions of the NYSE Rules exempting a controlled company from the requirements that the Board of Directors include a majority of “independent” directors (as defined by the NYSE Rules) and that the Compensation and Governance Committees be composed entirely of independent directors. The Board of Directors has determined, however, that all of the members of the Audit Committee are independent. The Board is not required to make this determination with respect to any other director, and it has not done so. A description of transactions, relationships, or arrangements (if any) considered by the Board in making these determinations is set forth in the Audit Committee discussion below.

     Meeting Attendance. The Board of Directors met 14 times in 2011. Each incumbent director attended (in person or by telephone) 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served. It is the policy of the Company that all persons who are candidates for election to the Board of Directors at an Annual Meeting of Stockholders should attend that meeting (either in person or, if necessary, by telephone). All of the candidates for election to the Board of Directors who were serving on the Board at that time attended the Annual Meeting of Stockholders in 2011.

     Committees. The standing committees of the Board of Directors are a Governance Committee, an Audit Committee, and a Compensation Committee. During 2011, the Governance Committee met four times, the Audit Committee met eight times, and the Compensation Committee met five times.

     Governance Committee. The Governance Committee reviews and recommends changes in the Company’s Corporate Governance Guidelines and governance and management structure; evaluates the effectiveness of the Board of Directors, its committees, and the directors; recommends to the Board of Directors the persons to be nominated for election as directors; and reviews management succession planning. A copy of the Charter of the Governance Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of our Governance Committee, each of whom served during all of 2011, are John Standish (Chairman), Edgar Hotard, and Juhani Pakkala. Chairman Erland E. Kailbourne also participates in Committee meetings as an ex officio nonvoting member.

     The Governance Committee considers, on an ongoing basis, the skills, background, and experience that should be represented on the Board of Directors and its committees, the performance of incumbent directors, the appropriate size of the Board of Directors, potential vacancies on the Board, and other factors relating to the efficacy of the Board. The Committee and the Board seek to maintain a group of Board members that, in the aggregate, possesses the skills, background, and experience necessary and desirable to address effectively the issues and challenges the Company will confront. The Board does not expect that any single member will possess all of these attributes, and therefore seeks to accomplish this by selecting candidates with diverse skills and backgrounds. The Committee discusses with the Board, at least annually, the various qualifications and skills that should be represented on the Board and its committees, taking into account the nature of the business and the objectives of the Company as they may evolve over time. The Committee also reviews, on an annual basis, the performance of the sitting members of the Board, and makes recommendations to the Board regarding those directors to be nominated for reelection by the stockholders.

     Although the Governance Committee has from time to time employed professional consultants for this purpose, members of the Committee also communicate with knowledgeable persons on a continuing basis to identify potential candidates for Board membership. Any qualified potential candidates so identified are then discussed by the Committee and the Board, and if the potential candidate appears likely to be a substantial addition to the Board, he or she is then interviewed by members of the Committee and the Board. The Governance Committee then considers the reports of the interviews and other information that has been gathered and determines whether to recommend to the Board of Directors that the person be elected as a director. The

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Committee retained the director search firm of G. Fleck/Board Services in 2011 to assist in identifying and evaluating potential Board members. Director Scannell was initially recommended to the Committee by G. Fleck/Board Services.

     Stockholders may send recommendations of persons to be considered by the Governance Committee for nomination for election as directors to: Chairman, Governance Committee, Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867. Our Corporate Governance Guidelines, a copy of which is available at the Corporate Governance section of our website (www.albint.com), set forth criteria to be employed by the Governance Committee and the Board of Directors in determining whether a person is qualified to serve as a director of the Company. Recommendations by stockholders should include information relevant to these criteria. The Governance Committee will give consideration to persons recommended by stockholders in the same manner that it employs when considering recommendations from other sources.

     Director Scannell was first elected as director by the Board of Directors in February 2012. All of the other nominees for election as directors at the 2012 Annual Meeting are standing for reelection by stockholders.

     Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its fiduciary responsibilities regarding the Company’s accounting and financial reporting practices and internal controls with respect to accounting, finance, legal compliance, and ethics. It also provides a means of open communication among the independent auditors, management, the Company’s internal auditors, and the Board of Directors. The Board has also designated the Audit Committee as the Company’s “Qualified Legal Compliance Committee” pursuant to the rules of the Securities and Exchange Commission with respect to Section 307 of the Sarbanes-Oxley Act. Under the NYSE Rules, the Audit Committee has “sole authority” to “hire and fire” our auditors. A copy of the current Charter of the Audit Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of the Audit Committee, each of whom served on the Committee during all of 2011, are Paula H. J. Cholmondeley, Edgar G. Hotard (Chairman), and Juhani Pakkala.

     The Audit Committee has provided the following report:

The Audit Committee has reviewed and discussed with management and the independent auditors, PricewaterhouseCoopers LLP (“PwC”), the financial statements for 2011, including management’s report with respect to internal control over financial reporting. The Audit Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and has received from PwC the written disclosures and the communications relating to PwC’s independence required by PCAOB rules. The Audit Committee has discussed with PwC its independence, and has considered whether the provision by PwC of the services referred to below under “RATIFICATION OF INDEPENDENT AUDITORS” is compatible with maintaining the independence of PwC.

Based on the foregoing discussions and review, the Audit Committee recommended to the Board of Directors that the audited statements for 2011 be included in the Company’s Annual Report on Form 10-K for 2011 filed with the Securities and Exchange Commission.

The financial reporting process of the Company, including the system of internal controls and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, is the responsibility of the Company’s management. The Company’s independent auditors (PwC) are responsible for auditing the Company’s financial statements and internal controls over financial reporting. The Audit Committee monitors and reviews these processes. As required by the NYSE Rules, the Board of Directors has determined that, in their judgment, all of the members of the Audit Committee are “financially literate” and at least one member of the Committee “has accounting or related financial management expertise.” The Board has also determined that at least one member of the Committee, Paula H. J. Cholmondeley, is a “financial expert” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The members of the Audit Committee are not employees of the Company and do not represent themselves as experts in the field of accounting or auditing.

The Charter of the Audit Committee provides that the members of the Committee are entitled to rely, and they do rely, on advice, information, and representations that they receive from the independent auditors, management, and the head of the Company’s Internal Audit function. Accordingly, the review, discussions, and communications conducted by the Audit Committee do not assure that the financial statements of the

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Company are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the Company’s independent auditors are, in fact, “independent.”

The Audit Committee:
Edgar G. Hotard, Chairman
Paula H. J. Cholmondeley
Juhani Pakkala

     The Board of Directors has determined that none of the members of the Audit Committee has any relationship with the Company that may interfere with the exercise of his or her independence from management and the Company and, on that basis, has determined that each of them is “independent” within the meaning of the Sarbanes-Oxley Act and the NYSE Rules.

     Mr. Pakkala was initially elected to the Audit Committee in August 2004. At that time, the Board considered his prior employment at Metso Paper Inc., a manufacturer of papermaking equipment. The Company has supplied products and services to Metso from time to time, and has also pursued other contractual agreements with them from time to time, mostly related to development of new products. Mr. Pakkala retired from Metso Paper in 2003, and since that time has maintained no relationship with Metso, other than the ownership of an option to purchase some shares of Metso Corporation, the parent company of Metso Paper (which option has since been exercised and the shares sold), and rights to receive amounts under Metso pension and deferred compensation plans, all of which he acquired while a Metso Paper employee. The Board at that time determined that these factors did not rise to the level of a “material relationship” with the Company within the meaning of the NYSE Rules, and did not constitute a relationship with the Company that may interfere with the exercise of his independence from management.

     Mr. Hotard was elected to the Audit Committee in May 2007. Mr. Hotard provides services as an independent contractor to the China practice of Monitor Group, a management consulting firm. The Company engaged Monitor Group in the U.S. during 2007 and 2008 to provide consulting services related to its Albany Engineered Composites business. Fees paid to Monitor during 2007 and 2008 were approximately $380,000 and $249,000, respectively. Mr. Hotard has never been a Monitor employee. He has provided consulting services to Monitor’s affiliate, Monitor Consulting Hong Kong Ltd, functioning as an advisor for Monitor’s Asia consulting practice, and has served as the non-executive Chairman of Monitor Group (China), representing Monitor before the Chinese government and industry associations involved with China (e.g., the U.S. China Business Council) and Chinese companies — state-owned and private.

     In exchange for these services, Mr. Hotard has received a retainer and reimbursement of travel expenses. The retainer is not based on any revenue-generation goals, and is independent of any consulting fees Monitor collects anywhere in the world, including fees received from the Company. He was also, in prior years, entitled to receive performance-based incentives related to identifying investment opportunities for Monitor Capital. Such incentives were not tied to any revenue-generation goals of Monitor Group. He received no portion of the fees paid by the Company to Monitor in the U.S., nor any commission or other compensation, direct or indirect, related to the Company’s engagement of Monitor. Payments by the Company to Monitor Group did not exceed 2% of Monitor’s net revenues during any of the last three years.

     Based on these facts, the Company’s Board has determined that the retention of Monitor in the U.S. to provide consulting services during 2007 and 2008 does not constitute a “material relationship” between the Company and Mr. Hotard, and does not compromise his independence.

     After due inquiry, the Board is not aware of, and therefore did not consider, any other transactions, relationships, or arrangements with any of the other members of the Audit Committee when determining their independence.

     The Board of Directors has determined that Ms. Cholmondeley possesses all of the attributes of an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. Ms. Cholmondeley also serves on the audit committee of Minerals Technologies Inc., which is a public company. The Audit Committee Charter does not permit any member of the Audit Committee to serve on the audit committees of more than two other public companies, unless the Board of Directors has determined that such simultaneous service would not impair the ability of such member to serve effectively on our Audit Committee, and such determination is disclosed in our annual proxy statement. Pursuant to the NYSE Rules, the Board of Directors has determined that all of the current members of the Audit Committee are “financially literate”

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and that at least one member of the Committee has “accounting or related financial management expertise.” The Board of Directors believes that all of the current members of the Audit Committee are well qualified to perform the functions for which the Committee is responsible.

     Compensation Committee. The Compensation Committee is generally responsible for determining the compensation of our directors and executive officers. A copy of the Committee’s Charter is available at the Corporate Governance section of our website (www.albint.com). The current members of the Compensation Committee are John F. Cassidy, Jr. (Chairman), Christine L. Standish, and Erland E. Kailbourne.

     As specified in its charter, the Compensation Committee is directly responsible for determining the compensation of the Company’s Chief Executive Officer as well as the other senior executive officers of the Company. The Committee also assists the Board of Directors in the creation and implementation of employee compensation, incentive, and benefit policies and plans; administers (or oversees the administration by management of) pension and other employee benefit plans; and approves grants and awards under our stock option and restricted stock unit plans, and our 2005 Incentive Plan (except for awards intended to preserve deductibility under Section 162(m) of the Internal Revenue Code, which awards are approved by a separate committee of independent directors designated for such purpose). These duties and responsibilities may be delegated to a subcommittee comprising one or more members of the Committee.

     The Committee’s Charter indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. See “The Role of Executive Officers in the Compensation Process” on page 22.

     In addition, the Committee’s charter charges the Committee with the responsibility to obtain advice and assistance from outside legal or other advisors or consultants as the Committee may from time to time deem appropriate, and to determine the compensation and other terms of service of such advisors and consultants. The Committee has exclusive power to select, retain, and terminate the services of any such advisors or consultants to assist in evaluating the compensation of the Chief Executive Officer or senior executives, and sole power to determine the compensation and other terms of service of such consultants. The Charter provides that we shall provide for the payment of fees and compensation to any advisors or consultants so employed by the Committee. During 2011, the Company paid $50,785 to Pearl Meyer & Partners for compensation-related services. (See Benchmarking and Use of Consultant on page 22 for a discussion of compensation-related services provided by Pearl Meyer during 2011.).

     Compensation Committee Interlocks and Insider Participation. Directors Cassidy, Christine Standish, and Kailbourne served on the Compensation Committee during all of 2011.

     No member of the Committee was an employee during 2011. Christine Standish is an officer and director of J. S. Standish Co. (See “SHARE OWNERSHIP” on page 11.)

     Non-management directors. Meetings of the “non-management” directors, as defined by the NYSE Rules, are regularly held at the conclusion of each meeting of the Board. The current non-management directors include all of the directors other than Dr. Morone. Meetings of the non-management directors during 2011 were chaired by the Chairman. The Chairman also acts as a liaison between the directors and the Chief Executive Officer and facilitates communication among the directors. Interested persons may communicate with the Chairman and the non-management directors by writing to: Chairman, Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

     Shareholder communications. It is our policy to forward to each member of the Board of Directors any communications addressed to the Board of Directors as a group, and to forward to each director any communication addressed specifically to such director. Such communications may be sent to: Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

     Available Information. The Company’s Corporate Governance Guidelines, Business Ethics Policy, and Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Controller, and the charters of the Audit, Compensation, and Governance Committees of the Board of Directors are all available at the Corporate Governance section of the Company’s website (www.albint.com).

9

Certain Business Relationships and Related Person Transactions

     The Company has adopted a written policy requiring review of relationships and transactions in which directors or executive officers, or members of their immediate families, are participants in order to determine whether such persons have a direct or indirect material interest. The Company’s Legal Department is responsible for developing and implementing processes and controls designed to obtain information relating to any such relationship or transaction, and for determining whether disclosure of such relationships or transactions is required. The Audit Committee of the Board of Directors is responsible for reviewing such information, and making recommendations to the disinterested members of the Board regarding the ratification or approval of such relationships or transactions. As set forth in the policy, the Audit Committee considers each transaction in light of relevant factors, including any benefits to the Company, whether the terms are arm’s-length and in the ordinary course, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and such other facts and circumstances as may bear on the materiality of the transaction or relationship. No director may participate in the review, ratification, or approval of any transaction in which such director has an interest.

     Since January 1, 2011, there have been no transactions involving related persons required to be reported in this proxy statement where the above policy did not require review, approval, or ratification, or where such policy was not followed.

Chairman Emeritus

     As Chairman Emeritus of the Board of Directors, J. Spencer Standish is invited to all meetings of the Board and normally attends such meetings. He receives limited but regular assistance from Company administrative personnel in managing his correspondence and travel arrangements. He visits Company facilities in the United States and abroad from time to time, and consults with senior management from time to time on Company matters. Mr. Standish was reimbursed a total of $2,618 for Company-related expenses incurred during 2011 in connection with such visits, his attendance at meetings, and such consultations. Other than his pension under the Company’s retirement plans, and reimbursement of these expenses, Mr. Standish receives no fees or compensation for his activities with respect to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our directors and officers, and any persons holding more than 10% of our Class A Common Stock, to file with the Securities and Exchange Commission reports disclosing their initial ownership of the Company’s equity securities, as well as subsequent reports disclosing changes in such ownership. To the Company’s knowledge, based solely on a review of such reports furnished to us and written representations by such persons that no other reports were required, all persons who were subject to the reporting requirements of Section 16(a) complied with such requirements during the year ended December 31, 2011.

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SHARE OWNERSHIP

     As of the close of business on March 31, 2012, each of the directors and the Named Executive Officers, and all current directors and officers as a group, beneficially owned shares of our capital stock as follows:

	Shares of Class A Common Stock Beneficially Owned(a)		Percent of Outstanding Class A Common Stock	Shares of Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
Joseph G. Morone	105,974	(b)	(c)	—		—
Christine L. Standish	159,949	(d)	(c)	153,022	(e)	4.73%
Erland E. Kailbourne	19,107		(c)	—		—
John C. Standish	161,196	(f)	(c)	153,022	(g)	4.73%
Juhani Pakkala	12,119		(c)	—		—
Paula H. J. Cholmondeley	14,680	(h)	(c)	—		—
John F. Cassidy, Jr.	12,438		(c)	—		—
Edgar G. Hotard	13,392		(c)	—		—
John B. Scannell	—		(c)	—		—
John B. Cozzolino	8,158	(i)	(c)	—		—
Daniel Halftermeyer	45,590	(j)	(c)	—		—
Michael Joyce	20,613	(k)	(c)	—		—
All officers and directors as a group
(18 persons)	494,048		1.77%	154,726		4.78%

(a)	Because shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis, they are reflected in the above table both as Class B shares beneficially owned and as Class A shares beneficially owned. “Beneficial ownership” has the meaning specified under Rule 13d-3 of the Securities Exchange Act.
(b)	Includes (i) 101,827 shares owned outright and (ii) 4,147 shares held in the Company’s employee stock ownership plan.
(c)	Ownership is less than 1%.
(d)	Includes (i) 6,595 shares owned outright, (ii) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock, and (iii) 332 shares held by Ms. Standish in her account in the Company’s 401(k) retirement savings and employee stock ownership plans. The nature of Ms. Standish’s beneficial ownership of the Class B shares is described in note (e) below.
(e)	Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,153 shares held by a trust for her sole benefit, as to which she has no voting or investing power, (ii) 868,117 shares held by J. S. Standish Company, of which she is a director, (iii) 10,700 shares held by the Christine L. Standish Gift Trust, a trust for the benefit of her descendants as to which she has no voting or investment power, or (iv) 120,000 shares held by the Christine L. Standish Delta Trust, a trust for the benefit of her descendants as to which she has no voting or investment power.
(f)	Includes (i) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock, (ii) 554 shares held by Mr. Standish in his account in the Company’s 401(k) retirement savings and employee stock ownership plans, and (iii) 7,620 shares issuable upon exercise of options currently exercisable. The nature of Mr. Standish’s beneficial ownership of the Class B shares is described in note (g) below. Does not include 11 shares owned by his spouse, as to which shares he disclaims beneficial ownership.
(g)	Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,154 shares held by a trust for his sole benefit, as to which he has no voting or investment power, (ii) 868,117 shares held by J. S. Standish Company, of which he is a director, (iii) 10,700 shares held by the John C. Standish Gift Trust, a trust for the benefit of his descendants as to which he has no voting or investment power, or (iv) 120,000 shares held by the John C. Standish Delta Trust, a trust for the benefit of his descendants as to which he has no voting or investment power.
(h)	Includes (i) 12,508 shares owned outright and (ii) 2,172 shares in a retirement plan.
(i)	Includes (i) 5,264 shares owned outright, (ii) 2,594 shares held in the Company’s employee stock ownership plan, and (iii) 300 shares issuable upon exercise of options exercisable currently or within 60 days.
(j)	Includes (i) 22,790 shares owned outright and (ii) 22,800 shares issuable upon exercise of options exercisable currently or within 60 days.
(k)	Includes (i) 16,864 shares owned outright and (ii) 3,749 shares held in the Company’s employee stock ownership plan.
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     Each of the individuals named in the preceding table has sole voting and investment power over shares listed as beneficially owned, except as indicated. Each of the directors and officers whose share ownership is reported above has indicated that no such shares are pledged as security.

     The following persons have informed us that they were the beneficial owners of more than five percent of our outstanding shares of Class A Common Stock:

Name(s)(a)	Reported Shares of Company’s Class A Common Stock Beneficially Owned*		Percent of Outstanding Class A Common Stock
J. Spencer Standish	2,583,811	(b)	8.42%
Wellington Management Company, LLP	2,330,842	(c)	8.29%
BlackRock, Inc.	2,065,261	(d)	7.35%
TimesSquare Capital Management, LLC	1,914,410	(e)	6.81%
LSV Asset Management	1,559,962	(f)	5.55%
The Vanguard Group	1,557,367	(g)	5.54%
Columbia Wanger Asset Management, L.P.	1,419,000	(h)	5.05%

*	As of December 31, 2011, except for J. Spencer Standish, whose holdings are shown as of March 31, 2012.
(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, c/o Albany International Corp., 216 Airport Drive, Rochester, NH 03867; BlackRock, Inc., 40 East 52nd Street, New York, NY 10022; Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210; The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355; Columbia Wanger Asset Management, L.P., 227 West Monroe Street, Suite 3000, Chicago, IL 60606; TimesSquare Capital Management, LLC, 1177 Avenue of the Americas, 39th Floor, New York, NY 10036; and LSV Asset Management, 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.
(b)	Includes 2,583,811 shares issuable upon conversion of an equal number of shares of Class B Common Stock. 1,715,694 shares of Class B Common Stock are held by trusts as to which he has sole voting and investment power; the remaining 868,117 shares are held by J. S. Standish Company. (J. S. Standish Company is a corporation as to which J. Spencer Standish holds the power to elect all of the directors.) Current directors of J. S. Standish Company include J. Spencer Standish, John C. Standish (son of J. Spencer Standish), Christine L. Standish (daughter of J. Spencer Standish), and Thomas R. Beecher, Jr. Does not include (x) 6,927 shares of Class A Common Stock beneficially owned by his daughter, Christine L. Standish, a director of the Company, (y) 8,174 shares of Class A Common Stock beneficially owned by his son, John C. Standish, a director of the Company, or (z) 151,318 shares issuable upon conversion of an equal number of shares of Class B Common Stock held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.
(c)	Represents shares beneficially owned by investment advisory clients of Wellington Management Company, LLP. Wellington Management Company, LLP has shared power to vote or direct the vote of 1,727,439 such shares, and shared power to dispose or direct the disposition of all such shares.
(d)	Represents shares beneficially owned by BlackRock, Inc. and one or more affiliates, including BlackRock Advisors, LLC and BlackRock Investment Management, LLC. BlackRock, Inc. and/or one or more of such entities has the sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, all such shares.
(e)	Represents shares beneficially owned by investment advisory clients of TimesSquare Capital Management, LLC. TimesSquare Capital Management, LLC has sole power to vote or direct the vote of 1,733,890 such shares, and sole power to dispose or direct the disposition of all such shares.
(f)	Represents shares beneficially owned by investment advisory clients of LSV Asset Management. LSV Asset Management has sole power to vote or direct the vote, and sole power to dispose or direct the disposition, of all such shares.
(g)	Represents shares reported as beneficially owned by The Vanguard Group, in its capacity as investment adviser. The Vanguard Group has sole power to vote or direct the vote, and shared power to dispose or direct the disposition, of 38,859 such shares, and sole power to dispose or direct the disposition of 1,518,508 such shares.
(h)	Represents shares beneficially owned by investment advisory clients of Columbia Wanger Asset Management, L.P. Columbia Wanger Asset Management, L.P. has sole power to vote or direct the vote of 1,246,000 such shares, and sole power to dispose or direct the disposition of all such shares.
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     The following persons have informed the Company that they are the beneficial owners of more than five percent of the Company’s outstanding shares of Class B Common Stock as of March 31, 2012:

Name(s)(a)	Shares of Company’s Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
J. Spencer Standish	2,583,811	(b)	79.84%
J. S. Standish Company	868,117		26.83%
Thomas R. Beecher, Jr.	645,625	(c)	19.95%

(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, c/o Albany International Corp., 216 Airport Drive, Rochester, NH 03867; J. S. Standish Company, c/o Barrantys LLC, 120 West Tupper Street, Buffalo, NY 14201; and Thomas R. Beecher, Jr., c/o Barrantys LLC, 120 West Tupper Street, Buffalo, NY 14201.
(b)	Includes (i) 868,117 shares held by J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors, and (ii) 1,715,694 shares held by trusts as to which he has sole voting and investment power. Does not include (x) 1,704 shares of Class B Common Stock owned outright by his son, John C. Standish, (y) 1,704 shares of Class B Common Stock owned outright by his daughter, Christine L. Standish, or (z) 151,318 shares held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.
(c)	Includes (i) 247,154 shares held by a trust for the sole benefit of John C. Standish (son of J. Spencer Standish) and (ii) 247,153 shares held by a trust for the sole benefit of Christine L. Standish (daughter of J. Spencer Standish). Mr. Beecher is the sole trustee of such trusts with sole voting and investment power. Also includes 151,318 shares held by the Standish Delta Trust, of which he is trustee with shared voting and investment power. Does not include 868,117 shares held by J. S. Standish Company, of which he is a director.

Voting Power of Mr. Standish

     J. Spencer Standish, related persons (including Christine L. Standish and John C. Standish, directors of the Company) and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendants of J. Spencer Standish, now hold in the aggregate shares entitling them to cast approximately 53.50% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, if J. Spencer Standish, related persons, and Thomas R. Beecher, Jr., as such trustee, cast votes as expected, election of the director nominees listed above will be assured.

Compensation Committee Report

     The Compensation Committee of the Board of Directors (the “Committee”) has reviewed the Compensation Discussion and Analysis following this report with management of the Company, and based on such review recommended to the Board of Directors that it be included in the Company’s Annual Report on Form 10-K and this proxy statement.

John F. Cassidy, Jr., Chairman
Christine L. Standish
Erland E. Kailbourne

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COMPENSATION DISCUSSION AND ANALYSIS

     Executive Summary

     For 2011, the Company’s “named executive officers” as that term is defined according to SEC regulations (the “NEOs”) were President and CEO Joseph G. Morone; Chief Financial Officer and Treasurer John B. Cozzolino; President — Global PMC and EF Daniel A. Halftermeyer; President — Applied Technologies Group Michael J. Joyce; and Chief Operating Officer, Albany Engineered Composites, Inc., Ralph M. Polumbo. The intent of this discussion is to explain the Company’s executive compensation program and to describe the compensation earned by and paid to each of the NEOs. The first part of the discussion sets forth the Committee’s compensation philosophy and objectives, describes the design of the compensation structure adopted in 2011 for the NEOs, and provides a brief review of the results of that structure based on 2011 Company performance. The second part of the discussion identifies the different elements of the Company’s compensation program in greater detail, and the various matters taken into consideration by the Committee when adopting compensation policies or arriving at compensation decisions for specific NEOs. The final part of the discussion is the report of the compensation actually earned by, awarded to, or available to the NEOs.

     Compensation Philosophy and Objectives

     It is the philosophy of the Committee to compensate the Company’s executives based on their individual importance to achieving the Company’s strategic objectives, consistent with competitive market practices, and taking internal equity into account. To achieve this goal, the Committee designs a compensation program for NEOs which focuses on total direct compensation targets, but which includes both long-term and performance-based compensation components. The principal objectives of our executive compensation program are (1) to enable the Company to attract and retain talented, well-qualified, experienced, and highly motivated executives whose performance will substantially enhance the Company’s performance and (2) to structure elements of compensation so that performance consistent with delivering shareholder value and achieving the Company’s annual and long-term goals is suitably rewarded.

     2011 Compensation Structure

     In structuring the compensation program for our NEOs, the main point of reference, and the key determinant, is the establishment of a total direct compensation target for each executive. For 2011, this was done with reference to benchmarking data, and after consideration of the executive’s past performance and his or her individual importance to the Company. The total direct compensation targets established are not guaranteed, but paid only if earned by an NEO based on performance.

     Once the total direct compensation target was established, the Committee then decided on the components of the compensation program that would be utilized to pay the compensation, if earned. For 2011, the Committee again decided that the total direct compensation target opportunities for NEOs would be paid as base salary, and through short-term and long-term incentive compensation awards, with the latter two components being performance-based and at risk. To determine the share of the total direct compensation target that would be allocated to each component, the Committee determined the appropriate base salary to be paid to each executive. The balance of the target was then allocated between the short- and long-term incentive compensation. However, for 2011 (as we had done in 2010), the Committee reduced the total direct compensation target by an amount equal to one-fourth of the estimated payout of any RSUs that may have been granted to the executive under a special executive retention incentive implemented in 2008. The Committee believes that the special executive retention incentive was actually earned over a four-year period ending in 2011, and therefore properly included in the recipient’s total direct compensation for 2011. After accounting for that reduction, the Committee determined that 35% of the total direct compensation target would be granted in the form of a long-term performance incentive award (the “MPP Performance Award” described below). The remainder of the total direct compensation target would make up the target award opportunity in a short-term performance incentive award (the “APP Performance Award” described below). Payment of the target awards allocated between the short- and long-term incentives would be paid only if earned.

     After the total direct compensation target was allocated between components, the Committee then established the performance measurement metrics and goals for each NEO against which performance would be judged to determine how much of the incentive compensation, if any, was earned by an NEO. For 2011 the Committee adopted performance measurements and goals for both the short-term and long-term performance incentive awards that consisted primarily of financial metrics.

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     Finally, the Committee determined the form in which each component should be paid, if earned. Base salary was established as cash compensation, but for 2011 the Committee again determined that both the short- and long-term performance incentive awards would be paid in a combination of cash and equity. Thus, the target opportunities for each of the performance incentive awards was allocated between stock and cash, and each award agreement established two distinct target opportunities for each based on the allocation. If earned, the incentive compensation would be paid as cash and stock according to those allocations.

     Following the completion of the performance periods, it is the Committee’s responsibility to review performance against the goals and establish the final incentive compensation payouts. It is only at this time that it can be determined how much of the total direct compensation target is actually earned by the NEO.

     Dr. Morone

     In conformity with the structure described above, the Committee first established a total direct compensation target for Dr. Morone in 2011 of $3,870,000. The Committee then determined that $770,000 of that target amount should be paid as base salary. This amounted to a merit increase of approximately 3.3% and became effective in April 2011. Thereafter, the Committee reduced the total direct compensation target by $550,000, an amount equal to one-quarter of special executive retention incentive granted to Dr. Morone in 2008 (based on share value at the time of the grant). The Committee next determined that 35% of his reduced total direct compensation target would be established as the target opportunity in a performance incentive award with a multi-year performance period (the “MPP Performance Award”). The remainder of the reduced total direct compensation target was established as the target opportunity in a performance incentive award with a one-year (i.e., annual) performance period (the “APP Performance Award”).

     After the Committee determined Dr. Morone’s overall target opportunities for the performance incentive awards, it allocated the target opportunities between stock and cash. For the MPP Performance Award the allocation was 60% stock and 40% cash. For the APP Performance Award the allocation was 40% stock and 60% cash. Based on these allocations, two distinct target opportunities were established for each performance incentive award. The calculation of the stock target opportunity used an estimated stock price, which differed between the MPP Performance Award and the APP Performance Award. The table on page 18 sets forth the target opportunities established for Dr. Morone (and each of the other NEOs) for the MPP Performance Award and the APP Performance Award, as well as the total direct compensation target, the 2011 base salary, and the reduction for the special executive retention incentive.

     Dr. Morone’s APP Performance Award consisted of two quantitative metrics and goals. The first quantitative metric adopted was 2011 Global Adjusted AEC EBITDA, and it accounted for 30% of his overall performance metric. The goal established was 2011 Global Adjusted AEC EBITDA of -$3.5 million. A threshold goal of -$7.5 million and a maximum of $0.0 million was also established.

     For the purpose of establishing the performance goal, “2011 Global Adjusted AEC EBITDA” was defined as the amount reported as “Operating income” from the Albany Engineered Composites business segment as reported in the Company’s 2011 Consolidated Statement of Income, inclusive of research and development costs, adjusted by adding back, to the extent that such expense reduced Operating Income: (A) depreciation and amortization expense; (B) restructuring costs, provided however, that the Committee could, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs did not result in a higher Metric Percentage or reduced target goal; and (C) any goodwill impairment; (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied), provided that the amount so determined would then be further adjusted: (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board-approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any income (or loss), attributable to any business operations acquired during 2011, or (ii) the reallocation of any overhead costs that were otherwise attributable to any business operation divested during 2011; and (3) to exclude the effect on earnings of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts resulted in the completion of such acquisition, combination, joint venture or divestiture in 2011.

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     The second quantitative metric adopted for Dr. Morone’s APP Performance Award was 2011 Corporate Cash Flow Exclusive of AEC EBITDA, and it accounted for 70% of his overall performance metric. The goal established was 2011 Corporate Cash Flow Exclusive of AEC EBITDA of $135.4 million. A threshold goal of $94.7 million and the maximum goal of $162.4 million were also established. “2011 Corporate Cash Flow Exclusive of AEC EBITDA” was defined as the amount reported as “Operating income” for 2011 in the Company’s Consolidated Statement of Income, plus any income, or less any expense, derived from foreign currency derivative trading activities and not reflected in operating income, adjusted by adding back, to the extent that such expense reduced Operating Income: (A) depreciation and amortization expense; (B) restructuring costs, provided however, that the Committee could, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs did not result in a higher Metric Percentage or reduced target goal; and (C) any goodwill and intangible impairment; (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied); provided that the amount so determined would then be further adjusted: (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board-approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any corporate cash flow attributable to any business operations acquired during the Performance Period, except any acquisition in the Albany Door Systems business segment with annual net sales of less than $5 million, (ii) any gain or loss attributable to the sale of any real estate during 2011, or (iii) reallocated overhead costs which were otherwise attributable to any discontinued operations divested during 2011; (3) to exclude the effect on operating income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts resulted in the completion of such acquisition, combination, joint venture or divestiture during 2011; then further adjusted by: (Y) deducting therefrom the aggregate sum of all approved capital expenditures released during 2011, plus any over-budget capital expenditure costs or less any under-budget capital expenditure costs budgeted regardless of the year in which released, except in such cases when the capital expenditure is related to the Albany Engineered Composites business segment; and (Z) by increasing, or decreasing as the case may be, the amount by a sum equal to the net decrease (or increase) in the aggregate sum of Accounts Receivable and Inventories less Accounts Payable between 2010 and 2011. Accounts Receivable, Inventories, and Accounts Payable in each case meant the amounts set forth in the Company’s financial accounting systems and reported in the Company’s year-end consolidated financial statements for the applicable year in accordance with GAAP, adjusted to exclude (1) any Accounts Receivable, Inventories, or Accounts Payable attributable to the Company’s Albany Engineered Composites business segment, (2) any Accounts Receivable, Inventories, and Accounts Payable attributable to any business operations acquired during the applicable year, and (3) the effect of currency fluctuations; and then finally adjusting the resulting amount by: deducting therefrom the amount determined as 2011 Adjusted Global AEC EBITDA calculated according to the definition set forth above.

     The performance measurement metrics adopted for Dr. Morone’s MPP Performance Award consist of two quantitative, financial metrics. The two metrics adopted were Aggregate Corporate Cash Flow and Aggregate Net Sales within the AEC business segment, weighted to account for 60% and 40%, respectively, of his overall performance measurement metric. Each of these metrics was aggregated to reflect the three-year performance period, and the goals were established as the cumulative projected results for each metric in 2011, 2012, and 2013. The Committee has determined to forgo the enumeration of the actual goals to avoid competitive harm to the Company.

     For Dr. Morone and the other NEOs, the Committee purposefully chose to utilize a cash flow metric in both the short-term and long-term performance incentive grants. It was the Committee’s determination that creating an incentive for the senior executive team based on cash flow was consistent with the Company’s Cash & Grow strategy, and that a three-year performance period created sufficient balance against a one-year performance period.

     Other NEOs

     The Committee applied the same methodology to establish the 2011 compensation for the remaining NEOs. It first established the total direct compensation target for each NEO, then set their base salaries for 2011, though not every NEO received an increase in base salary. The Committee then established the target opportunities for APP Performance Awards and MPP Performance Awards for each executive using the same formula it used for Dr. Morone. The table on page 18 sets forth the total direct compensation target, the 2011 base salary (and

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percentage of the increase over the 2010 base salary, if applicable), the reduction for the special executive retention incentive, and the target opportunities established for the MPP Performance Award and the APP Performance Award. Finally, the Committee established the performance measurement metrics and goals for each NEO.

     Mr. Cozzolino

     The APP Performance Award granted to Mr. Cozzolino contained two quantitative performance metrics: 2011 Corporate Cash Flow and 2011 Net Repatriation of Foreign Earnings. The definition of 2011 Corporate Cash Flow was similar to the definition of 2011 Corporate Cash Flow Exclusive of AEC EBITDA set forth above, but did not include the reduction for AEC EBITDA. That metric accounted for 70% of Mr. Cozzolino’s overall performance metric. The goal established was a 2011 Corporate Cash Flow of $131.9 million, with a threshold goal of $92.3 million and a maximum goal of $158.3 million. For the purposes of Mr. Cozzolino’s award, “2011 Net Repatriation of Foreign Earnings” was defined as the aggregate amount of earnings generated by the Company’s non-U.S. subsidiaries that was repatriated to the United Stated in 2011, net of any cash taxes due as a result of such repatriation. It accounted for 30% of his overall performance metric. The goal established was Net Repatriation of $30 million, with a threshold goal of $10 million and a maximum goal of $50 million.

     The metrics adopted for Mr. Cozzolino’s MPP Performance Award were Aggregate Corporate Cash Flow and Aggregate Net Repatriation of Foreign Earnings. The metrics were aggregated to capture the three-year performance period, and the goals established were the projected cumulative results for each metric in 2011, 2012, and 2013. They were again weighted to account for 70% and 30%, respectively, of his overall performance measurement metric. The goal established for Aggregated Net Repatriation was $90 million, with a threshold goal of $30 million and a maximum goal of $150 million. The Committee has determined to forgo the enumeration of the Aggregate Corporate Cash Flow goals to avoid competitive harm to the Company.

     Mr. Halftermeyer

     The APP Performance Award granted to Mr. Halftermeyer contained only one performance metric — 2011 Global PMC Cash Flow. The definition of 2011 Global PMC Cash Flow was essentially the same as the definition of 2011 Corporate Cash Flow, with two exceptions. First, the definition of 2011 Global PMC Cash Flow began with the amount reported as “Operating Income” for the Global PMC business segment for 2011 in the Company’s Consolidated Statement of Income before application of the enumerated adjustments, rather than the “Operating Income” for the entire Company. Second, the definition did not provide for any adjustments relating to the net change in Accounts Payable, a metric for which the Company’s Global Supply Chain Group is primarily responsible and therefore largely outside Mr. Halftermeyer’s control. The goal established was 2011 Global PMC Cash Flow of $186.1 million, with a threshold goal of $130.3 million and a maximum goal of $223.3 million.

     The metric adopted for Mr. Halftermeyer’s MPP Performance Award was Aggregate Global PMC Cash Flow. The Committee has chosen to forgo the enumeration of the actual goal to avoid competitive harm to the Company.

     Mr. Joyce

     The metrics adopted for Mr. Joyce’s APP Performance Award were 2011 Global ATG Cash Flow and 2011 Corporate Cash Flow Exclusive of ATG Cash Flow. They accounted for 80% and 20%, respectively, of his overall performance metric. The goal established for 2011 Global ATG Cash Flow was $41.0 million. A threshold goal of $27.3 million and a maximum goal of $51.3 million were also established. For 2011 Corporate Cash Flow Exclusive of ATG Cash Flow, the goal was $90.9 million, with a threshold goal of $65.0 million and a maximum goal of $107.0 million.

     For the purposes of the award, “2011 Global ATG Cash Flow” was defined as the sum of the amounts reported as “Operating Income” for the Global Albany Door Systems, Global Engineered Fabrics, and Global PrimaLoft business segments for 2011 in the Company’s Consolidated Statement of Income, adjusted by adding back, to the extent that such expense reduced Operating Income: (A) depreciation and amortization expense; (B) restructuring costs, provided however, that the Committee could, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs did not result in a higher Metric Percentage or reduced target goal; and (C) any goodwill and intangible impairment; (in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied); provided that the amount so determined would then be further adjusted: (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations in the business segment, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board-approved

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operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); and (2) to exclude (i) any cash flow attributable to any business operations acquired in such segment during 2011, except any acquisitions within the Albany Door Systems business segment with annual net sales of less than $5 million, (ii) the gain or loss attributable to the sale of any real estate during 2011; or (iii) reallocated overhead costs that were otherwise attributable to any discontinued operations in the segment during the Performance Period; then further adjusting the resulting amount by: (Y) deducting therefrom the aggregate sum of all approved capital expenditures released during 2011, plus any over-budget capital expenditure costs or less any under-budget capital expenditure costs budgeted regardless of the year in which released; and (Z) by increasing, or decreasing as the case may be, the amount by a sum equal to the net decrease, or increase, in the aggregate sum of Accounts Receivable and Inventories attributable to the said business segments between 2010 and 2011. Accounts Receivable and Inventories attributable to such segments in each case meant the amounts set forth in the Company’s financial accounting systems and reported in the Company’s year-end consolidated financial statements for the business segments for the applicable year in accordance with GAAP, adjusted to exclude (1) any Accounts Receivable or Inventories attributable to any business operations acquired in the business segment during the applicable year and (2) the effect of currency fluctuations.

     “2011 Corporate Cash Flow Exclusive of ATG Cash Flow” was defined as the 2011 Corporate Cash Flow reduced by 2011 ATG Cash Flow.

     The metrics adopted for Mr. Joyce’s MPP Performance Award were Aggregate Global ATG Cash Flow and Aggregate Corporate Cash Flow Exclusive of ATG Cash Flow. The Committee has chosen to forgo the enumeration of the actual goals to avoid competitive harm to the Company.

     Mr. Polumbo

     Mr. Polumbo’s APP Performance Award contained a single performance measurement metric — 2011 Global Adjusted AEC EBITDA. It was the same metric, and had the same goals, as adopted for Dr. Morone’s APP Performance Award. The metric adopted for his MPP Performance Award was Aggregate Global Adjusted AEC EBITDA. The Committee has again chosen to forgo the enumeration of the actual goals, which were established based on the projected cumulative results for the metric in 2011, 2012, and 2013, to avoid competitive harm to the Company.

     The following table sets forth target opportunities established for each NEO, as well as his total direct compensation target, 2011 base salary, and the reduction for the special executive retention incentive:

	Total Direct Comp Target	2011 Base Salary	Percentage Salary Increase	Reduction for Retention RSUs	MPP Target Opportunities		APP Target Opportunities
					Shares	Cash	Shares	Cash
Morone	$3,870,000	$770,000	3.3%	$550,000	22,028	$464,800	23,240	$832,800
Cozzolino	725,000	310,000	29.1	0	4,810	101,500	2,700	96,750
Halftermeyer	1,045,000	414,000	0	148,500	5,948	125,510	2,825	101,235
Joyce	993,000	414,000	0	148,500	5,603	118,230	2,259	80,955
Polumbo	895,000	355,000	0	148,500	4,953	104,510	2,180	78,135

Results and Earned Awards

     Following the close of 2011, and based upon audited financial statement results, the Committee determined that the Company’s 2011 Corporate Cash Flow was $154.5 million, representing 143% achievement of the performance metric goal. The Committee also determined that 2011 Global Adjusted AEC EBITDA was -$5.2 million, a 79% achievement of goal; that 2011 Corporate Cash Flow Exclusive of AEC EBITDA was $159.7 million, a 145% achievement of goal; that 2011 Global PMC Cash Flow was $209.3 million, a 131% achievement of goal; that 2011 Global ATG Cash Flow was 40.0 million, a 96% achievement of goal; and that 2011 Corporate Cash Flow Exclusive of ATG Cash Flow was $114.6 million, a 150% achievement of goal. The Committee also determined that 2011 Net Repatriation of Foreign Earnings was $45.0 million, a 138% achievement of goal.

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     Based upon the level of achievement of the foregoing performance measurement metrics, the Committee concluded that Dr. Morone had achieved 125.2% of his overall performance measurement goal, and therefore earned 125.2% of his targeted APP Performance Award. The percentages earned by the other NEOs were as follows: Mr. Cozzolino, 141.2%; Mr. Halftermeyer, 131.2%; Mr. Joyce, 106.9%; and Mr. Polumbo, 79.4%. Based on that performance, the final performance award granted to each NEO was as follows:

	Shares	Cash
Morone	29,096	$1,042,666
Cozzolino	3,812	136,611
Halftermeyer	3,706	132,820
Joyce	2,415	86,541
Polumbo	1,731	62,039

     Elements of Compensation

     Although there are multiple components available under the Company’s executive compensation program, the Committee believes that flexibility in the application of each discrete element allows the Committee the opportunity to respond to changes in market conditions. This flexibility is manifest in the Committee’s differing allocation between long- and short-term compensation, and in its varying use of cash and non-cash elements. It can also been seen in the fact that not every component is granted, or made available, to all executives. The Committee’s decisions are based on Company or business unit performance, an executive’s annual achievements, the Committee’s review regarding the executive’s abilities, experience, and effectiveness, and the Company’s long-term goals. In the specific case of the CEO, the Committee’s Charter charges the Committee with the responsibility of reviewing and approving performance goals and objectives relevant to the determination of his compensation, evaluating performance in the light of such goals and objectives, and determining his compensation after taking such evaluation into account. In practice, the Committee reports to the full Board of Directors and solicits its comments prior to taking any action. Thus, although the decisions regarding the CEO’s compensation are those of the Committee, they reflect the advice and input of the entire Board of Directors.

     In 2011 there were five principal components of the executive compensation program available for use to achieve the Committee’s objectives: (1) base salary; (2) the annual cash incentive bonus; (3) the APP Performance Awards granted pursuant to the Company’s 2011 Incentive Plan; (4) the MPP Performance Awards, also granted pursuant to the 2011 Incentive Plan; and (5) retention incentives in the form of restricted stock units (“RSUs”) granted pursuant to the Company’s Restricted Stock Unit Plan (“RSU Plan”).

Base Salary

     Annual base salary constitutes the core cash portion of the compensation of every member of management, including the NEOs. Base salaries are reviewed and established annually. Executive salaries are customarily reviewed and adjusted to become effective in April of each year. In determining the appropriate amount to be established as base salary, the Committee considers benchmarking data, the executive’s past performance, and his or her individual importance to the Company.

Annual Incentive Plan

     The Company provides certain managers an opportunity to earn an annual cash incentive bonus. Although the amount of such incentive bonus actually paid to a manager is determined by the Committee in its sole discretion, it is generally based on Company, business unit, and individual performance against established targets during the previous year. Target bonus opportunities are established as a percentage of base salary. For 2011, the Committee reaffirmed its prior determination that the senior management team, consisting of the CEO and approximately seven to nine top executives working most closely to him (which includes all the NEOs), would not receive an annual cash incentive bonus, but should instead be granted the two different performance awards (as described below) as the sole form of incentive compensation. Participation in the annual cash incentive bonus program was limited to approximately 400 managers worldwide.

     A bonus at the targeted level is paid only if the Committee determines that the performance levels that it considers appropriate for the particular year have been achieved. Lesser cash incentives may be paid if such performance levels are not achieved, and larger incentives will be paid if performance exceeds such levels. Threshold performance levels are also established. Performance below the threshold levels generally results in no bonus being earned. Maximum performance levels are also established, limiting a bonus to 150% of target. The

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threshold, target and maximum performance levels are set based on the operating plan approved by the Board of Directors. The threshold level is established as an acceptable percentage of targeted performance and the slope of the resulting bonus curve line becomes increasingly steeper above the target performance level.

Performance Awards

     Performance Awards are granted to the senior management team only (which includes both executive officers and non-officers, and all of the NEOs). They are designed to award performance. In granting Performance Awards, the Committee considers (1) the alignment between the performance goals and the Company’s business objectives, (2) advice from its executive compensation consultant regarding the total value of the awards as a percentage of total direct compensation, as well as the ideal frequency of various award outcomes, and (3) the amounts of Performance Awards actually earned in prior years.

     The performance period for the 2011 APP Performance Awards was the 2011 fiscal year. Each award entitled the recipient to receive between 0% and 150% of the target cash amount plus between 0% and 150% of the target share award, based on the extent to which he or she attained certain performance goals during 2011. Once determined, the awards were to be paid out in full in cash and stock in March 2012. The performance period for the 2011 MPP Performance Awards runs from January 1, 2011 through December 31, 2013. Each MPP Performance Award entitles the recipient to receive between 0% and 150% of the target cash and target share award, based on the extent to which he or she attained certain cumulative performance goals at the end of the three-year performance period. Once determined, the awards will be paid out in full in cash and stock in early 2014.

     When establishing performance goals for all performance-based incentive compensation, the Committee intends that there be a rather high probability that threshold levels would be met, and a rather low probability that maximum levels would be met. The performance measurement metrics and goals are drawn from management’s 2011 operating plan approved by the Board of Directors.

Restricted Stock Units

     RSU grants function primarily as retention incentives. The size of any grant to any single manager has typically been determined primarily on the basis of salary and grade level, years of service, and internal equity. Consistent with the objective of executive retention, the Committee has typically considered the manager’s value to the Company, and whether any remaining stock options or RSUs previously granted have sufficient retention incentive value when making any new grants. With the exception of special executive retention incentives adopted from time to time, or grants made upon hiring, members of the senior management team do not generally participate in the annual RSU grants. These grants were targeted to approximately 200-250 top managers just below the senior management team, who also participate in the annual cash incentive bonus program.

Other Plans and Programs

     In addition to the foregoing components of its compensation program, the Company maintains a tax-qualified 401(k) defined contribution plan in which all U.S. employees are generally eligible to participate. Under the 401(k) plan, a participant is entitled to contribute up to 10% of his or her pre-tax income and up to 15% after tax; the Company will match contributions made by the employee under the Plan, up to a maximum of 5% of the employee’s pre-tax income. The Company also maintains a profit-sharing plan for all salaried U.S. employees. Under the profit-sharing plan, the Company will make an additional, discretionary profit-sharing contribution to the accounts of eligible participants in the 401(k) plan. The amount of the contribution is generally determined using the same formula used to determine the performance of top management executives under their performance incentive compensation awards. The actual amount is determined by the Committee in its sole discretion, and typically amounts to between 1% and 2.5% of each participant’s annual salary. The contributions were previously made in Company stock, but are now made in cash and allocated to investments chosen by plan participants.

     The Company also maintains a tax-qualified defined benefit plan (i.e., a pension plan) in which all salaried and hourly U.S. employees who began their employment before October 1, 1998, participate. The Company also maintains a related supplemental executive retirement plan. NEOs who are U.S. employees and who were so employed before such date accrue retirement benefits under these plans in accordance with their terms. Effective February 28, 2009, the pension plan and supplemental executive retirement plan were both amended so that no additional benefits would be accrued by any plan participant after that date. This effectively froze the future benefits of any participant based on their years of service and highest earned salaries prior to February 28, 2009.

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     The amounts to which executives are entitled under these plans are dictated by the terms of the plans themselves. These are tax-qualified, nondiscriminatory plans, which apply equally to all eligible employees of the Company. The Committee is made aware of the accrued value of these entitlements when making determinations regarding executive compensation (including the NEOs), but an executive’s benefits under these plans have generally had no direct bearing on its determinations. The Committee believes that the accumulation of wealth under these plans should have no impact on its objective of compensating individuals based upon their individual importance to the Company in achieving annual and strategic objectives.

     Finally, employees located outside of the United States may enjoy benefits under local government-mandated retirement or pension plans, as well as supplementary pension or retirement plans sponsored by a local affiliate of the Company. Mr. Halftermeyer is the only NEO employed outside of the United States. As a French citizen who serves as an employee of a Swiss subsidiary of the Company while on an international assignment, he accrues benefits under both a private pension plan maintained by the Swiss subsidiary as a requirement under Swiss law, and as an expatriate under a French government-sponsored pension scheme. The Company pays both the employer and employee contributions to the French government-sponsored pension scheme in order to maintain Mr. Halftermeyer’s participation during his expatriation. The amounts paid by the Company toward both pension plans during 2011 are reported in the “Summary Compensation Table” on page 24, and the present value of the benefits accumulated under the Swiss private pension plan are reported in the “PENSION BENEFITS” table on page 32.

Timing of Awards and Grants

     Base salary increases are determined by the Committee following the completion of the fiscal year at its first meeting when all relevant data is available. That meeting typically occurs in February. This is also the time when a special Performance Committee of the Board (intended to ensure the deductibility of these awards under Section 162(m) of the Internal Revenue Code) approves new MPP Performance Award grants and APP Performance Awards grants under the 2011 Incentive Plan. Annual cash incentive bonuses are also approved at that time. RSU grants are generally made in November, though interim grants are occasionally awarded to specific individuals at other times during the year or at the time of a new hiring or promotion, or in recognition of a special retention need. However, no RSU grants were made in November 2011, as it was the intent of the Committee to replace those grants with grants to be made under the 2011 Performance Phantom Stock plan which was adopted by the Committee in May 2011. The first grants under that new plan were made in March 2012, with a performance period covering the 2012 fiscal year. The annual awards to be granted under this new plan are targeted for a smaller group of top managers, excluding the senior management team.

The Effect of Prior or Accumulated Compensation

     In approving each element of compensation, the Committee reviews “tally sheets” for each executive officer, and other members of the senior management team. These tally sheets contain a summary of all material elements of annual and long-term compensation (including accrued pension and 401(k) benefits) actually earned by each executive in the immediate prior year and, depending on the executive’s length of service, several years prior thereto. The information includes each executive’s actual base salary, annual cash incentive bonus, payments under the Company’s RSU plan, Performance Awards, pension accruals and other compensation paid by the Company. The tally sheets also show the outstanding balances of RSU grants and any equity-based awards, and the unrealized gains on those balances. The Committee considers this information before approving new Performance Awards, base salary increases, or final annual cash incentive bonuses for the prior year. The tally sheets are used to determine how well past compensation practices satisfy the Committee’s objectives.

     Although the tally sheets provide insight into an executive’s accumulation of wealth, it is the Committee’s philosophy that neither the historical data nor any perceived wealth accumulation justified a change in either the Committee’s current compensation philosophy or the elements of compensation employed. It is the Committee’s belief that an executive’s accumulation of wealth is the result of his or her achievement of a series of objectives over time. Furthermore, it is the Company’s philosophy that the perceived accumulated wealth by the NEOs was not so significant as to deter the Committee from its objective of compensating individuals based on their individual importance to the Company in achieving strategic objectives. The Committee views “realizable” future compensation as having been earned by the employee on the basis of past employment and performance provided during the term of such employee’s employment. As a result, such “realizable” future compensation has generally had little, if any, bearing on the amount or timing of new compensation approved or awarded. The Company does not believe that the compensation paid to its executives, including the NEOs, or any individual element of that compensation, is lavish or extraordinary.

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Shareholder “Say on Pay”

     The process first described above for structuring the 2011 compensation program was also used to design the compensation program that the Committee had adopted for the Company’s NEOs in 2010. Consequently, it was also described in the last year’s proxy statement. As part of last year’s shareholder advisory vote on executive compensation, shareholders representing 85% of the votes cast expressed approval of the Company’s executive compensation. Unfortunately, due to the scheduling of last year’s annual shareholder meeting, the results of that vote were not available at the time when the Committee was acting to approve the compensation program for 2011 and, therefore, were not considered when the Committee chose to use the same structure. The vote of approval, however, did factor into the Committee’s decision to utilize the general structure once again as the basis for the 2012 executive compensation program.

Benchmarking and Use of Consultant

     The Committee retains an executive compensation consultant to provide benchmarking and comparative compensation analysis. Its findings and recommendations form part of the input used in the ongoing review and design of the Company’s executive compensation program. The benchmarking and comparative analysis process is normally completed on an annual basis in the case of the Company’s CEO, and periodically with respect to other members of the senior management team. Analyses were completed by Pearl Meyer & Partners in late 2010 and updated in early 2011 relative to 2011 total direct compensation targets and base salary increases.

     For its 2011 benchmarking and comparative compensation analysis, Pearl Meyer & Partners benchmarked individual compensation against a peer group of 21 publicly traded U.S. companies (identified below) in the same or related industries with comparable revenues, employees, and international operations.

     The peer group of comparable publicly traded U.S. companies consisted of the following:

Kennametal, Inc.	Curtiss-Wright Corp.	Gardner Denver, Inc.
Idex Corp.	Watts Water Technologies	Actuant Corp.
Esterline Technologies, Corp.	Hexcel Corp.	Clarcor, Inc.
Barnes Group, Inc.	Nordson Corp.	Trimas Corp.
Enpro Industries, Inc.	Buckeye Technologies, Inc.	Rogers Corp.
Tredegar Corp.	Circor International Inc.	Robbins & Myers, Inc.
Neenah Paper, Inc.	Xerium Technologies, Inc.	Schweitzer-Maudit International, Inc.

     On occasion, where appropriate and when available, the Committee has asked for benchmarking data for specific executives against data for executives at other companies in charge of similar business units or operations of comparable revenues, but that was not done for 2011.

     Representatives of the executive compensation consulting firm are encouraged by the Committee Chairman to communicate directly with members of management as needed, particularly the Company’s CEO and its Senior Vice President – Human Resources. However, the consultant is retained by, instructed by, serves for, and reports to the Committee, and its main point of contact throughout 2011 remained the Chairman of the Committee. Notwithstanding the use of a compensation consultant, the Committee is ultimately responsible for all compensation matters.

     Pearl Meyer & Partners did not provide any other services to the Company in 2011. The Company paid Pearl Meyer & Partners approximately $50,785 during 2011 for compensation consulting services. It is the Committee’s expectation that it will continue to use Pearl Meyer & Partners to provide executive compensation consulting services.

The Role of Executive Officers in the Compensation Process

     The Committee’s Charter expressly indicates that input from management is both expected, and in some instances required, in connection with the Committee’s exercise of its responsibilities. Consistent with this, Company management does in fact make recommendations to the Committee from time to time regarding modifications to benefit plans, as well as adoption of new benefit plans. In addition, although the Committee has traditionally been responsible for reviewing and approving salary ranges for senior management, and making any necessary changes in such ranges or in the Company’s salary structure, such ranges and changes thereto are typically proposed by the Company’s Senior Vice President – Human Resources, working with the CEO.

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     In practice, certain members of the senior management team (specifically, the CEO, CFO, and Senior Vice President – Human Resources) make initial proposals to the Committee regarding the following annual compensation events: (1) the amount of the total budget for management salaries for the next fiscal year; (2) specific salary increases for each of the senior executive officers, excluding the CEO; (3) proposed aggregate annual management incentive bonus payments, as well as specific bonus payments proposed for executive officers, excluding the CEO; (4) proposed annual management cash incentive bonus targets; (5) proposed aggregate RSU awards, as well as specific awards proposed for executive officers; and (6) proposed grants of performance-based incentive awards to the senior management team members, excluding the CEO. In addition, the senior management team may, under some circumstances, recommend discrete, special incentives intended to motivate performance or enhance retention in response to market conditions or competitive demands, or relative to the implementation of specific strategic initiatives.

The Impact of Accounting or Tax Considerations

     When confronted with a choice between two comparable forms of compensation, the Committee has in the past favored the form with the lower tax cost (to the employee and/or the Company), more favorable accounting treatment, or more favorable impact on the Company’s borrowing cost pursuant to its primary revolving credit facility.

Equity Ownership Requirements or Guidelines

     The Company’s Board of Directors has adopted stock ownership guidelines for the Company’s CEO. The guidelines provide that the CEO is expected to own and hold shares of the Company’s Common Stock (Class A or Class B) equal in value to three (3) times current base salary. There is no deadline by which such target should be attained, but at any time that the value of the CEO’s holdings is less than the applicable target, he or she will be expected to retain, in addition to all shares already owned, (1) all shares acquired upon the exercise of any stock options, and (2) all shares received upon a distribution of shares pursuant to the terms of any Performance Award (in each case, net of shares used, if any, to satisfy the exercise price, taxes, or commissions). The 105,974 shares owned by Dr. Morone as of March 31, 2012 had a value of more than three times his then current base salary based on the most recent closing share price on that date.

     The Committee does not believe that adoption of share ownership guidelines for other officers is warranted. The Committee acknowledges that the adoption of such requirements is sometimes perceived as creating greater alignment of executive and shareholder interests, but the Board of Directors believes that substantial alignment already exists. A Company executive officer, with a significant portion of his or her net worth in the form of unvested RSUs, undistributed Performance Awards, Company common stock contributions to his or her 401(k) account, and other shares he or she already owns, is already dependent on the continued financial well-being of the Company.

Risk Assessment of Compensation Plans and Programs

     The Committee has reviewed its compensation plans and programs, particularly those components which are employed as part of the incentive compensation plans for the NEOs and other executives, and has determined that such plans and programs are not reasonably likely to have a material adverse effect on the Company. To reach this conclusion, the Committee compiled an inventory of all executive compensation plans and programs globally. It then discussed and evaluated these plans and programs as they related to risk management. The resultant conclusion was based on the finding that the Company’s executive compensation structure consists of a balanced mix of components that utilize both equity and cash elements, impose caps on incentives, apply multiple performance measures, establish staggering performance and payout periods, and rely on the use of discretion in approving final awards. The Committee also took note of the Company’s policies toward severance, perquisites, and change in control provisions, as well as its adoption of clawback/recoupment mechanisms. During its discussion, the Committee recognized its own oversight responsibilities and noted that it requires all incentive compensation paid to the senior management team to be reviewed by its auditors. It then determined that its practices, coupled with the structure of the executive compensation plans and programs, mitigate any risks associated with compensation programs.

23

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning the compensation of the Named Executive Officers for 2009, 2010 and 2011.

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2) ($)	Option Awards(3) ($)	Nonequity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)		Total ($)

Joseph G. Morone, President and Chief Executive Officer	2009	$717,000		$0	$361,200	—	$865,104	(5)	$0	$15,175	(6)	$1,958,479
	2010	738,000		0	975,801	—	1,151,961	(7)	0	15,175	(8)	2,880,937
	2011	763,750		0	1,114,505	—	1,513,591	(9)	0	15,293	(10)	3,407,139

John B. Cozzolino, Chief Financial Officer and Treasurer	2009	158,833		0	25,200	—	42,549	(11)	14,000	8,544	(12)	249,176
	2010	192,741		0	63,750	—	106,385	(13)	8,000	10,249	(14)	381,125
	2011	300,218		0	184,903	—	244,286	(15)	21,000	12,891	(16)	763,298

Daniel A. Halftermeyer, President, PMC and EF	2009	452,321	(17)	0	77,400	—	232,400	(18)	9,045	303,105	(17,19)	1,074,271
	2010	520,065	(20)	0	199,282	—	203,134	(21)	12,199	277,365	(20,22)	1,212,045
	2011	610,009	(23)	0	216,000	—	258,330	(24)	20,171	329,301	(23,25)	1,433,811

Michael J. Joyce, President, ATG	2009	376,640		0	77,400	—	237,104	(26)	46,000	16,052	(27)	753,196
	2010	404,304		0	199,282	—	210,402	(28)	23,000	13,788	(29)	850,776
	2011	414,304		0	193,572	—	210,895	(30)	58,000	15,218	(31)	891,989

Ralph M. Polumbo Chief Operating Officer, AEC	2009	328,790		0	77,400	—	157,504	(32)	0	15,867	(33)	579,561
	2010	355,093		0	180,406	—	183,455	(34)	0	46,647	(35)	765,601
	2011	355,093		0	175,626	—	172,674	(36)	0	56,183	(37)	759,576

(1)	The figure provided represents any additional discretionary bonus awarded during that year, if any, for performance during that year, but which was actually paid in the subsequent year.
(2)	The figure provided for each year represents the grant date fair value, in dollars, of (a) the target share amounts contained in any Performance Awards made during that year under the 2005 Incentive Plan or 2011 Incentive Plan, and (b) all RSUs granted in that year under the Company’s RSU Plan. In all cases, the total presented is the aggregate grant date fair value computed in accordance with FASB ASC Item 718.
(3)	No options have been granted since 2002.
(4)	The figure provided for each year represents the aggregate change in the actuarial present value of each NEO’s (except Mr. Halftermeyer’s) accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements in the immediate prior year to the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements in that year. The figure also reflects any changes in actuarial assumptions. Reference is made to Note 4 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for a discussion of these assumptions. The figure provided for Mr. Halftermeyer represents the change in present value of the private pension purchased for Mr .Halftermeyer through a Swiss insurance company in accordance with Swiss law (see footnote 4 to the “PENSION BENEFITS” table on pp. 32-33). There were no above-market or preferential earnings during 2009, 2010, or 2011 for any of the NEOs under any deferred compensation plans.
(5)	Includes (a) profit-sharing of $4,704 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($860,400) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.
(6)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $2,925 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
24

(7)	Includes (a) profit-sharing of $5,635 under the Company’s U.S. profit-sharing plan, (b) $749,146, the actual cash award received relative to his APP Performance Award granted under the 2005 Incentive Plan, in each case earned during 2010 and paid during 2011, plus (c) $397,180, the target cash amount set forth his MPP Performance Award granted in 2010 under the 2005 Incentive Plan, payable in 2013 based on performance during the three-year performance period.
(8)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $2,925 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(9)	Includes (a) profit-sharing of $6,125 under the Company’s U.S. profit-sharing plan, (b) $1,042,666, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2011 and paid during 2012, plus (c) $464,800, the target cash amount set forth his MPP Performance Award granted in 2011 under the 2011 Incentive Plan, payable in 2014 based on performance during the three-year performance period.
(10)	Includes (a) Company-matching contributions of $12,500 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $2,793 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(11)	Includes (a) profit-sharing of $3,049 under the Company’s U.S. profit-sharing plan and (b) the portion of his annual cash incentive bonus ($39,500) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.
(12)	Includes (a) Company-matching contributions of $7,941 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $603 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(13)	Includes (a) profit-sharing of $4,433 under the Company’s U.S. profit-sharing plan and (b) the portion of his annual cash incentive bonus ($101,952) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2010 and paid during 2011.
(14)	Includes (a) Company-matching contributions of $9,637 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $612 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(15)	Includes (a) profit-sharing of $6,125 under the Company’s U.S. profit-sharing plan, (b) $136,661, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2011 and paid during 2012, plus (c) $101,500, the target cash amount set forth his MPP Performance Award granted in 2011 under the 2011 Incentive Plan, payable in 2014 based on performance during the three-year performance period.
(16)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $641 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(17)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.3914 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of .9218 dollars per Swiss franc, which are the rates used by the Company in its 2009 Consolidated Statements of Income and Retained Earnings.
(18)	Represents the portion of his annual cash incentive bonus under the Company’s annual cash incentive bonus program that is formula-based, which was earned during 2009 and paid during 2010.
(19)	Includes (a) a premium of $17,531 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $104,888 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $35,407 was the officer’s employee contribution paid by the Company), (c) expenses of $158,743 related to the NEO’s international assignment, consisting of housing ($71,900), tuition ($52,845), and tax adjustments ($33,998), and (d) perquisites of $21,943, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($3,106) and train ticket and car lease payments ($18,837).
(20)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.3255 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of .9633 dollars per Swiss franc, which are the rates used by the Company in its 2010 Consolidated Statements of Income and Retained Earnings.
25

(21)	Includes (a) $89,034, the actual cash award received relative to his APP Performance Award granted under the 2005 Incentive Plan earned during 2010 and paid during 2011, plus (b) $114,100, the target cash amount set forth his MPP Performance Award granted in 2010 under the 2005 Incentive Plan, payable in 2013 based on performance during the three-year performance period.
(22)	Includes (a) a premium of $19,154 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $100,814 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $34,029 was the officer’s employee contribution paid by the Company), (c) expenses of $142,074 related to the NEO’s international assignment, consisting of housing ($75,137), tuition ($30,898), and tax adjustments ($35,859), and (d) perquisites of $15,323, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($3,246) and car lease payments ($12,077).
(23)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.3917 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of 1.1299 dollars per Swiss franc, which are the rates used by the Company in its 2011 Consolidated Statements of Income and Retained Earnings.
(24)	Includes (a) $132,820, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan earned during 2011 and paid during 2012, plus (b) $125,510, the target cash amount set forth in his MPP Performance Award granted in 2011 under the 2011 Incentive Plan, payable in 2014 based on performance during the three-year performance period.
(25)	Includes (a) a premium of $29,857 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $108,290 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $35,757 was the officer’s employee contribution paid by the Company), (c) expenses of $168,469 related to the NEO’s international assignment, consisting of housing ($88,132), tuition ($35,478), and tax adjustments ($44,859), and (d) perquisites of $22,685, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($3,559) and car lease payments ($19,126).
(26)	Includes (a) profit-sharing of $4,704 under the Company’s U.S. profit-sharing plan and (b) the portion of his annual cash incentive bonus ($232,400) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.
(27)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,538 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, and (c) perquisites of $2,264, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($274) and financial advisor consulting fees ($1,990).
(28)	Includes (a) profit-sharing of $5,635 under the Company’s U.S. profit-sharing plan, (b) $90,667, the actual cash award received relative to his APP Performance Award granted under the 2005 Incentive Plan, in each case earned during 2010 and paid during 2011, plus (c) $114,100, the target cash amount set forth his MPP Performance Award granted in 2010 under the 2005 Incentive Plan, payable in 2013 based on performance during the three-year performance period.
(29)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,538 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(30)	Includes (a) profit-sharing of $6,125 under the Company’s U.S. profit-sharing plan, (b) $86,540, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2011 and paid during 2012, plus (c) $118,230, the target cash amount set forth his MPP Performance Award granted in 2011 under the 2011 Incentive Plan, payable in 2014 based on performance during the three-year performance period.
(31)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $2,968 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer.
(32)	Includes (a) profit-sharing of $4,704 under the Company’s U.S. profit-sharing plan and (b) the portion of his annual cash incentive bonus ($152,800) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.
26

(33)	Includes (a) Company-matching contributions of $10,960 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,342 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, and (c) perquisites of $3,565, valued on the basis of the aggregate incremental cost to the Company, consisting of financial advisor consulting fees.
(34)	Includes (a) profit-sharing of $5,635 under the Company’s U.S. profit-sharing plan, (b) $77,020, the actual cash award received relative to his APP Performance Award granted under the 2005 Incentive Plan, in each case earned during 2010 and paid during 2011, plus (c) $100,800, the target cash amount set forth his MPP Performance Award granted in 2010 under the 2005 Incentive Plan, payable in 2013 based on performance during the three-year performance period.
(35)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,450 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, and (c) housing expenses and tax adjustment of $32,947 relating to the NEO’s assignment at the Company’s Albany Engineered Composites subsidiary in Rochester, New Hampshire.
(36)	Includes (a) profit-sharing of $6,125 under the Company’s U.S. profit-sharing plan, (b) $62,039, the actual cash award received relative to his APP Performance Award granted under the 2011 Incentive Plan, in each case earned during 2011 and paid during 2012, plus (c) $104,510, the target cash amount set forth his MPP Performance Award granted in 2011 under the 2011 Incentive Plan, payable in 2014 based on performance during the three-year performance period.
(37)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,392 paid by the Company with respect to life or other insurance for the benefit of the officer or beneficiaries designated by the officer, and (c) housing expenses and tax adjustment of $42,541 relating to the NEO’s assignment at the Company’s Albany Engineered Composites subsidiary in Rochester, New Hampshire.
27

Employment Contracts — Named Executive Officers

     The Company entered into an Employment Agreement with Dr. Morone on May 12, 2005. The Agreement provided that Dr. Morone would be hired initially as President, after which he would become President and CEO on January 1, 2006. Employment may be terminated by Dr. Morone or the Company at any time. Dr. Morone’s salary has been increased, effective as of April 1, in each year except 2009, including again in 2012. (His 2012 base salary has been established as $793,000, effective April 1, 2012.) The Agreement also provided for the award of 30,000 stock units pursuant to the Company’s RSU Plan. Those units have all fully vested and have now been paid. The Agreement entitles Dr. Morone to four weeks of vacation with pay, or such greater amount as the Company’s vacation policy applicable to executive officers provides. The Agreement otherwise entitles Dr. Morone to participate in the Company’s employee benefit plans, policies, and arrangements applicable to executive officers generally (including, for example, 401(k), health care, vision, life insurance, and disability); in each case, as the same may exist from time to time, as well as such perquisites as may from time to time be made generally available to senior executives of the Company. The Agreement includes a severance provision which is more fully described below. The Company has not entered into employment contracts with any other NEO.

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Nonequity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Joseph G. Morone	3/25/11	648,800	1,297,600	1,946,400	22,634	45,268	67,902				2,412,105

John B. Cozzolino	3/25/11	99,125	198,250	297,375	3,755	7,510	11,265				383,153

Daniel A. Halftermeyer	3/25/11	113,373	226,745	340,117	4,386	8,773	13,160				442,745

Michael J. Joyce	3/25/11	99,593	199,185	298,777	3,931	7,862	11,793				392,757

Ralph M. Polumbo	3/25/11	91,323	182,645	273,967	3,566	7,133	10,700				358,271

(1)	Each award represents the combined target cash amounts established for the officer in early 2011 in the APP and MPP Performance Awards granted to that officer under the 2011 Incentive Plan.
(2)	Awards represent the combined target share amounts established for each officer in the APP and MPP Performance Awards, consisting of a target number of shares of Class A Common Stock.

Each Performance Award entitled the NEO to receive from 50% (for attaining performance at the threshold level) to as much as 150% (for attaining performance at the maximum level) of such targets, based on the extent to which he attained certain performance goals during the performance periods. The performance conditions at each of the threshold, target, and maximum levels in the Performance Awards granted to each of the NEOs are described above (see pp. 14-18). The APP Performance Award agreements provide that a recipient whose employment terminated for any reason during 2011 would not be entitled to any portion of the award. The MPP award agreements relating to the foregoing awards provide that a recipient whose employment terminated for any reason during the three-year performance period would be entitled to a pro rata portion of the foregoing awards.

After 2011, the extent to which performance goals were attained under the APP Performance Award agreements was determined, and the actual number of shares awarded to each NEO is set forth in this proxy statement in the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 29.
(3)	Computed by adding the grant date fair value of the APP Performance Award and the grant date fair value of the MPP Performance Award (in each case, both cash and stock values). In accordance with FASB ASC Topic 718, the grant date fair value of the portions of the Performance Award targets denominated in shares was determined to be the product of the target number of shares awarded multiplied by $24.62, the closing market price on the grant date, as it was expected that the probable outcome of the performance conditions would lead to the achievement of the target number of shares.
28

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value (1) of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Joseph G. Morone	—	—	—	—	—	29,096	(2)	627,700	—		—
	—	—	—	—	—	10,554	(3)	244,008	—		—
	—	—	—	—	—	55,255	(4)	1,277,496	—		—
	—	—	—	—	—	—		—	23,679	(5)	547,458
	—	—	—	—	—	—		—	22,028	(6)	509,287

John B. Cozzolino	—	—	—	—	—	3,812	(2)	88,133	—		—
	—	—	—	—	—	166	(7,8)	3,838	—		—
	—	—	—	—	—	327	(7,9)	7,560	—		—
	—	—	—	—	—	753	(7,10)	17,409	—		—
	—	—	—	—	—	2,451	(7,11)	56,667	—		—
	—	—	—	—	—	—		—	4,810	(6)	111,207
	300	0	—	20.6300	11/7/2022	—		—	—		—

Daniel A. Halftermeyer	—	—	—	—	—	3,706	(2)	85,683	—		—
	—	—	—	—	—	2,641	(3)	61,060	—		—
	—	—	—	—	—	14,919	(4)	344,927	—		—
	—	—	—	—	—	—		—	6,802	(5)	157,262
	—	—	—	—	—	—		—	5,948	(6)	137,518
	1,500	0	—	22.2500	5/18/2015	—		—	—		—
	2,000	0	—	22.2500	5/14/2016	—		—	—		—
	2,000	0	—	19.7500	4/15/2017	—		—	—		—
	2,500	0	—	19.3750	11/4/2018	—		—	—		—
	4,000	0	—	15.6875	11/9/2019	—		—	—		—
	2,800	0	—	10.5625	11/15/2020	—		—	—		—
	4,000	0	—	20.4500	11/6/2021	—		—	—		—
	4,000	0	—	20.6300	11/7/2022	—		—	—		—

Michael J. Joyce	—	—	—	—	—	2,4154	(2)	55,835	—		—
	—	—	—	—	—	2,514	(3)	58,124	—		—
	—	—	—	—	—	14,919	(4)	344,927	—		—
	—	—	—	—	—	—		—	6,802	(5)	157,262
	—	—	—	—	—	—		—	5,608	(6)	129,541

Ralph M. Polumbo	—	—	—	—	—	1,731	(2)	40,021	—		—
	—	—	—	—	—	2,259	(3)	52,228	—		—
	—	—	—	—	—	14,919	(4)	344,927	—		—
	—	—	—	—	—	—		—	6,010	(5)	138,951
	—	—	—	—	—	—		—	4,953	(6)	114,513

(1)	Based on closing market price on December 30, 2011, of $23.12.
(2)	Represents shares earned by the NEO with respect to the APP Performance Award granted in 2011 and based on 2011 performance. Although such awards are not earned until January 1, 2012, the Company has determined to treat them as earned during 2011 and therefore outstanding at 2011 year-end solely for purposes of this disclosure. These awards are included in the “GRANTS OF PLAN-BASED AWARDS” table on page 28. As of January 1, 2012, 100% of the balance reported became vested, and these balances were distributed, in stock, on March 1, 2012.
29

(3)	Represents shares earned and credited to the NEO’s bonus account with respect to a performance-based incentive award granted in 2009 and based on 2009 performance. As of January 1, 2011, 100% of the balance reported became vested. The balance was distributed, half in cash and half in stock, in March 2012.
(4)	RSUs granted under the RSU Plan in connection with the special executive retention incentive adopted in February 2008. One-half of the balance reported has vested and was paid, or will vest and be payable, on March 1, 2012 and September 1, 2012.
(5)	Represents the share target opportunity established in the MPP Performance Award granted to the NEO in 2010 under the 2005 Incentive Plan. This share target is earned based on performance during 2010, 2011 and 2012, and paid in 2013. None of the balance reported was earned as of December 31, 2011.
(6)	Represents the share target opportunity established in the MPP Performance Award granted to the NEO in 2011 under the 2011 Incentive Plan. This share target is earned based on performance during 2011, 2012 and 2013, and paid in 2014. None of the balance reported was earned as of December 31, 2011. These awards are a part of those included in the “GRANTS OF PLAN-BASED AWARDS” table on page 28.
(7)	RSU granted under the RSU Plan.
(8)	The balance reported will vest and be payable on November 11, 2012.
(9)	One-half of the balance reported will vest and be payable on November 11 in each 2012 and 2013.
(10)	One-third of the balance reported will vest and be payable on November 11 in each 2012, 2013, and 2014.
(11)	One-fourth of the balance reported will vest and be payable on November 11 in each 2012, 2013, 2014, and 2015.
30

Description of Equity Awards

     Equity awards referred to in the foregoing table include the following:

     Stock Options. All of the options in the foregoing table were granted prior to 2002 under either the 1988, 1992, or 1998 Stock Option Plans. Each option listed is fully vested and exercisable. The exercise price of each option is the fair market value of the Company’s Class A Common Stock on the date of grant.

     Restricted Stock Units. RSUs granted under the RSU Plan are, upon vesting, paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. No shares of Class A Common Stock are issued or issuable under the RSU Plan. There is no exercise price. In lieu of cash dividends, a holder of RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder. (The crediting of such dividends is reflected in the above table.) RSU awards generally vest as to 20% of the awarded units on each of the first five anniversaries of the date of grant, but only if the holder is then employed by the Company or a subsidiary. However, differing vesting schedules are permitted under the terms of the RSU Plan and have been used in special circumstances; such has been the case when special executive-retention incentives have been implemented for certain key executives. In the event of termination of employment, all unvested RSUs terminate without payment, except that in the case of voluntary termination after age 62, death, disability, or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination.

     Performance-based Incentive Awards. The performance-based incentive awards described in the foregoing table were granted under the Company’s 2005 and 2011 Incentive Plans.

     For grants made prior to 2010, awards were denominated as restricted stock. Once earned, the share balance was credited to the recipient’s account until distributions were made in cash, or in a combination of cash and stock, as described in the footnotes to the foregoing table, over a period of three years. The value of cash payments is determined on the basis of the average price of a share of Class A Common Stock during a calculation period preceding the distribution date. The share balance in a bonus account is credited with dividends whenever dividends are paid on the Company’s common stock, by increasing the share balance by a number of shares equal in value to the cash dividends that would have been paid on an equivalent number of shares. An award recipient who voluntarily terminates employment prior to the payout of the full amount of his or her bonus account is not entitled to any payments after such termination, except that a recipient who voluntarily terminates employment after January 1 of any year, but prior to the payment of an amount due to be paid in that year, will be entitled to such amount. A recipient whose employment is terminated by the Company without “cause” during a year, or who voluntarily terminates employment in a year after attaining age 62, is entitled to 50% of any portion of his or her bonus account not already paid, except that any such recipient whose employment so terminates after January 1 of a year, but prior to the payment of an amount due to be paid in that year, is entitled to the full amount due in that year plus 50% of the remainder, if any. Any recipient whose employment is terminated by Albany for “cause” shall forfeit any payments not yet paid, unless the Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion.

     Beginning in 2010, the performance-based incentive awards were structured in the form of the APP Performance Awards and the MPP Performance Awards described above. For 2010 and 2011, these awards established both share and cash targets, which are paid out as denominated when earned. An APP Performance Award is cancelled if the recipient’s employment is terminated for any reason during the performance period. If the employment is terminated after the performance period, but prior to distribution of the award, the recipient is entitled to receive 100% of the award on the distribution date provided his or her employment is not terminated for “cause.” A recipient whose employment is terminated for “cause” forfeits any payments not yet paid, unless the Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion. An MPP Performance Award is cancelled only in the event the recipient’s employment is terminated for “cause,” in which case he or she would not be entitled to any payments unless the Committee or a Performance Committee of the Board determines otherwise in its absolute discretion. In the event a recipient’s employment is terminated for any other reason, the MPP Performance Award is not cancelled but the vesting ceases as of the date of termination. The recipient would then be entitled to a pro rata payment for the amount that vested. Such payment would be based on achievement of the performance goals at the end of the performance period and would be made on the distribution date established in the award.

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OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Joseph G. Morone	—	—	54,563	1,321,200	30,820	(2)	740,226
					22,530	(3)	538,241

John B. Cozzolino	—	—	1,340	28,528

Daniel A. Halftermeyer	3,000	27,492	14,732	362,685	7,429	(2)	178,459
					2,684	(3)	89,034

Michael J. Joyce	—	—	15,012	362,685	7,104	(2)	171,633
					2,733	(3)	90,666

Ralph M. Polumbo	—	—	16,066	388,563	6,678	(2)	160,419
					2,321	(3)	77,020

(1)	Vesting of time-based RSUs granted pursuant to the Company’s RSU Plan. Amounts reported as “Value Realized on Vesting” were distributed in cash to the NEO during 2011.
(2)	Vesting of performance-based incentive awards granted in 2008 and 2009 pursuant to the 2005 Incentive Plans. Amounts reported as “Value Realized on Vesting” were distributed in cash and stock to the NEO during 2011.
(3)	Vesting of share target under the APP Performance Award granted to the NEO in 2010 pursuant to the 2005 Incentive Plans. Amounts reported as “Value Realized on Vesting” were distributed in stock to the NEO during 2011.

PENSION BENEFITS

Name(1)	Plan Name	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(3) ($)		Payments During Last Fiscal Year ($)

John B. Cozzolino	PensionPlus	15.75	63,000		0
	Supplemental Executive Retirement Plan	—	—		0
	Qualified Supplemental Retirement Benefits	—	35,000		0

Daniel A. Halftermeyer	—	—	54,081	(4)	0

Michael J. Joyce	PensionPlus	22.25	220,000		0
	Supplemental Executive Retirement Plan	22.25	53,000		0
	Qualified Supplemental Retirement Benefits	—	—		0

(1)	The Company’s PensionPlus Plan and Supplemental Executive Retirement Plan were closed to new employees, effective October 1, 1998. Dr. Morone and Mr. Polumbo both joined the Company after the plans were closed; thus, they have not acquired any reportable pension benefits and are omitted from the table.
(2)	Where noted, credited service is the same as actual service.
(3)	The values of the pension benefits reported above are the present value of benefits expected to be paid in the future. The actuarial assumptions used to determine these values are the same as are used in the Company’s financial statements, except that the assumed retirement age for purposes of this table is the earliest unreduced retirement age as defined in the relevant plan. Present values are determined as of the Company’s measurement date for pension purposes (December 31, 2011). (Reference is made to Note 4 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for a discussion of these assumptions.) Each amount assumes that the form of payment will be a single life annuity.
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(4)	As a non-U.S. employee, Mr. Halftermeyer does not participate in the U.S. PensionPlus Plan, the Supplemental Executive Retirement Plan or the Qualified Supplemental Retirement Plan. Instead, as Mr. Halftermeyer is a French citizen working for a company affiliate in Switzerland, the Company is required by Swiss law to maintain a private pension for his benefit. The private pension is purchased through an insurance company. The Company’s Swiss subsidiary is required to make defined premium contributions. The premium paid by the Company in 2011 was CHF 6,635, or $7,497 using the conversion rate of 1.1299 U.S. dollars per Swiss franc, which is the rate used by the Company in its 2011 Consolidated Statements of Income and Retained Earnings. The policy was first purchased in 2007. The present value of the accumulated benefit is set forth in the table above (and has been translated into U.S. dollars at the rate of 1.0670 U.S. dollars per Swiss Franc, which was the applicable conversion rate as of December 31, 2011). In addition, Mr. Halftermeyer continues to participate in a French state-mandated social scheme as an expatriate. The Company contributes both the employer’s and employee’s share of the legally required contribution under this scheme. In early 2011, the Company paid 77,812 euros, or $108,290 using the conversion rate of 1.3917 U.S. dollars per euro, which is the rate used by the Company in its 2011 Consolidated Statements of Income and Retained Earnings. This contribution covered the period from October 2010 through September 2011. Of this amount, $35,757 was the employee’s required contribution, which the Company assumed as part of the international assignment.

     PensionPlus Plan. The Company’s U.S. PensionPlus Plan, applicable to all salaried and most hourly employees in the United States who began employment on or before October 1, 1998, provides generally that an employee who retires at his or her normal retirement age (age 65) will receive a maximum annual pension equal to the sum of (a) 1% of his or her average annual base compensation for the three most highly compensated consecutive calendar years in his or her last ten years of employment (the “High Three Average”) times his or her years of service (up to 30) before April 1, 1994; plus (b) 0.5% of the amount by which his or her High Three Average exceeds a Social Security offset ($41,623 in 2009) times his or her years of service (up to 30) before March 31, 1994; plus (c) 1% of his or her High Three Average times years of service (up to 30) between March 31, 1994, and January 1, 1999; plus (d) 0.75% of such High Three average times years of service (up to 30) after December 31, 1998; plus (e) 0.25% of such High Three Average times years of service in excess of 30. The Plan, however, was amended effective February 28, 2009, to freeze the accrual of any new benefits. As a result, no participant will accrue any additional pension creditable service after that date, and the High Three Average is now determined in reference to the last ten years of employment prior to February 28, 2009.

     Annual base compensation in any year used to determine a participant’s High Three Average is the rate of base earnings of such participant as of January 1 of such year. In the case of the NEOs, this means annual salary based on the salary rate in effect on January 1 of such year. It does not include other cash compensation (such as annual cash bonuses) or noncash compensation.

     Section 415 of the Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Section 401 of the Code also limits the amount of annual compensation that may be used to calculate annual benefits under such plans. The effect of such limits is reflected in the amounts reported as the present value of benefits accumulated under the PensionPlus Plan.

     The PensionPlus Plan permits early retirement at or after age 55 with at least ten years of service. None of the NEOs who participate in the Plan was eligible for retirement under the PensionPlus Plan, whether it is early or normal retirement. In general, provided that payment of benefits does not commence until the normal retirement age of 65, the pension of a participant retiring early will be calculated in the same manner as described above, taking into account years of service up to February 28, 2009, and such participant’s High Three Average prior to that date. A participant eligible for early retirement may also elect to commence benefits on or after his or her early retirement date and prior to age 65 in an amount that is the actuarial equivalent of his or her normal retirement benefit.

     Supplemental Executive Retirement Plan. The Company’s unfunded Supplemental Executive Retirement Plan is intended to replace any PensionPlus benefits that a participant is prevented from receiving by reason of the Section 415 limits on pensions or the Section 401 limits on annual compensation used to calculate PensionPlus benefits. All plan participants affected by such limitations are eligible to receive benefits under the unfunded Supplemental Executive Retirement Plan. In other words, the pension formula described above is used to determine aggregate benefits under both plans — the portion that is not payable under the PensionPlus Plan due to the foregoing limits is payable under the Supplemental Executive Retirement Plan. The allocation is made on the basis of IRS regulations in effect on the valuation date. The Executive Retirement Plan has also been amended effective February 28, 2009 to freeze the accrual of any new benefits.

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     Qualified Supplemental Retirement Benefits. Certain employees of the Company who were active on June 30, 2002, are entitled to receive additional qualified supplemental retirement (“QSR”) benefits under the PensionPlus Plan. On June 30, 2002, each covered employee was credited with an initial account balance in a specified amount. Each such participant had participated in deferred compensation plans maintained by the Company on or before such time, pursuant to which he or she could defer the receipt of earned cash compensation until retirement or other events. Amounts deferred earned interest at rates approved from time to time by the Compensation Committee. In each case, the amount initially credited to such employee’s QSR account was equal to an amount of deferred compensation (including interest) to which he or she was entitled but which he or she agreed to renounce. Each QSR account is credited with interest at 8.5% annually until retirement, at which time the QSR account value is payable in the form of an actuarially equivalent single life annuity or, at the election of the participant, in a single lump sum. None of the NEOs qualifies for QSR benefits.

Nonqualified Deferred Compensation

     There were no executive or Company contributions, or interest or other earnings, during 2011 under any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, nor did any NEO receive any withdrawals or distributions during, or have any account as of the end of, 2011.

Potential Payments upon Termination or Change in Control

Change in Control

     Other than the provision found in the RSU Plan, which is applicable to all employees who receive an award of RSUs, the Company has no contract, agreement, plan, or arrangement, whether written or unwritten, that would provide for payment to an NEO at, following, or in connection with a change in control of the Company. The provision of the RSU Plan provides that in the event of termination following a change of control, 100% of an award recipient’s unvested RSUs shall become immediately payable in full.

Termination/Severance

     Dr. Morone

     The Committee believes that under certain circumstances, severance agreements are appropriate for the attraction and retention of executive talent, consistent with the practices of peer companies. In the case of Dr. Morone particularly, the Committee felt a severance provision was warranted in order to entice Dr. Morone to leave the security of his prior position and become the Company’s CEO. Thus, the Company’s employment agreement with Dr. Morone (see page 28) provides that in the event his employment is terminated for any reason, he will be entitled to any (a) unpaid base salary accrued to the effective date of termination, (b) unpaid but earned and accrued annual cash bonus for the portion of the year in which the termination of employment occurs and for any completed prior year for which the annual cash bonus has not been paid, (c) pay for accrued but unused vacation to which he is entitled calculated in accordance with the Company’s vacation policy, (d) benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies, or arrangements applicable to him, (e) unreimbursed business expenses incurred prior to termination and required to be reimbursed pursuant to the Company’s policy, and (f) any rights to indemnification to which he may be entitled under the Company’s Articles of Incorporation or By Laws. In addition, if the termination is by the Company without cause, he is entitled to receive an amount equal to twice his annual base salary at the time of termination, payable in 24 equal monthly installments. His right to receive these additional severance payments is contingent upon his continuing compliance with confidentiality and non-disparagement provisions in the agreement, and upon his having executed and delivered to the Company a release of any and all claims relating to his termination. For purposes of the agreement, “cause” is deemed to exist if a majority of the members of the Company’s Board of Directors determines that he has (i) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties, (ii) not made a good faith effort to carry out his duties, (iii) wrongfully and substantially enriched himself at the expense of the Company, or (iv) been convicted of a felony. There was no sunset included in the severance provision of Dr. Morone’s contract when it was drafted and executed. The Committee is aware of this fact but no action has been contemplated to incorporate such a provision. The industries in which the Company competes are undergoing significant changes to which the Company must respond. The Company believes that it is important to shareholder value that Dr. Morone lead the Company’s response to those changes without concern for the impact on his specific position. Nor has the fact that Dr. Morone’s contract contains a severance provision had any impact on the Committee’s deliberations and actions regarding his compensation.

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     Other Executive Officers

     In July 2009, the Company entered into Severance Agreements with each of the Company’s executive officers, and several other senior managers. The material terms of the Severance Agreements provide that in the event the officer’s employment is terminated by the Company at any time before December 31, 2012, for any reason other than cause, the officer shall be entitled to receive his or her gross monthly base salary in effect at the time of termination, less applicable withholdings and deductions, for the period of months specified in the individual officer’s agreement (the “Severance Period”). The Severance Period differs among officers, and ranges from 12 months to 18 months. For NEOs Michael J. Joyce, Daniel A. Halftermeyer, and Ralph M. Polumbo, the Severance Period was 18 months. For Mr. Cozzolino, the severance period was 12 months. In order to receive the severance benefits, the officer is obligated to execute a release in favor of the Company at the time of termination and comply with the confidentiality and non-disparagement provisions of the Agreement. The officer is also bound by a restrictive non-competition covenant during the Severance Period. For the purposes of such agreements, cause is deemed to exist upon (i) the conviction of the officer for, or the entry of a plea of guilty or nolo contendere by the officer to, a felony charge or any crime involving moral turpitude; (ii) unlawful conduct on the part of the officer that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the officer’s duties as determined by the Company in its sole discretion; (iii) the officer’s willful misconduct in connection with his or her duties or willful failure to use reasonable effort to perform substantially his or her responsibilities in the best interest of the Company; (iv) the officer’s willful violation of the Company’s Business Ethics Policy or any other Company policy that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the officer’s duties as determined by the Company in its sole discretion; (v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by the officer; (vi) the officer undertaking a position in competition with the Company; (vii) the officer having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his or her duties; or (viii) the officer having wrongfully and substantially enriched himself or herself at the expense of the Company. The Severance Agreements also contain a clawback provision which provides that an officer would forfeit any unpaid severance due pursuant to the agreement and would be required, upon demand, to repay any severance already paid if, after the officer’s termination: (i) there is a significant restatement of the Company’s financial results, caused or substantially caused by the fraud or intentional misconduct of the officer; (ii) the officer breaches any provision of the agreement, including, without limitation, the restrictive covenants, confidentiality and non-disparagement provisions; or (iii) the Company discovers conduct by the officer that would have permitted termination for cause, provided that such conduct occurred prior to the officer’s termination.

     The Committee considers severance to serve as a bridge in the event employment is involuntarily terminated without cause. Therefore, the foregoing Severance Periods were deemed to be appropriate in light of the perceived length of time it could take for the NEO to find an equivalent position. At the time the agreements were approved, the Committee determined that individual officer agreements were superior to an all-inclusive policy because they provided more flexibility to address each officer’s situation, and his or her individual perceived importance to the Company and its strategies. It was further determined that fixed-term agreements during a period of significant restructuring and at a time of a developing global recession would allow each officer to focus on the needs of the business without concern for his or her own position.

     Michael J. Joyce

     On October 28, 2011, the Company announced that it would involuntarily terminate Mr. Joyce’s employment without cause effective as of January 1, 2012 and that he had executed an Executive Separation Agreement and Release intended to supersede the Severance Agreement executed by him in 2009 described above. The Executive Separation Agreement and Release provides Mr. Joyce with severance payments of $34,525.00 per month for the first 24 months following his separation, plus an additional $1,750 per month over the severance period to compensate for lost benefits under the Supplemental Executive Retirement Plan (with the first six installments withheld and paid as a lump sum six months after the date of separation) for a total of $870,600 over two years. In addition, the agreement provides for a lump sum payment of $183,375.00 to compensate for the forfeiture of unvested RSUs (to be paid six months after separation) and a success fee of $207,152.00 in the event the Company was successful in consummating the previously announced sale of its Albany Door Systems segment on or before March 31, 2012 (to be paid as a lump sum within 60 days of closing). The agreement further provides for outplacement services and requires the Company to pay the COBRA premium to continue Mr. Joyce’s healthcare coverage for up to eighteen months, or until he obtains other coverage. The agreement binds Mr. Joyce under a restrictive covenant and requires compliance with non-disparagement and confidentiality provisions. Mr. Joyce

35

will also receive additional compensation pursuant to the terms of awards previously granted to him. In particular, he may receive a pro rata share of the MPP performance awards granted to him in 2010 and 2011, depending on the Company’s performance at the end of each of the three-year performance periods, and he will receive payment for one-half of his remaining RSUs that will vest at the time of termination according to the terms of the RSU Plan.

     Except as set forth above, the Company has not entered into any other agreement, contract, plan, or arrangement, written or unwritten, to provide payment to any NEO in connection with his retirement, severance, termination or separation.

Plan-based Compensation

     Stock Options. SEC regulations require us to provide details about stock options not yet exercisable on December 31, 2011, that would become exercisable (a) if the employment of such NEO had been terminated involuntarily on such date, without cause, or (b) in the case of any NEO who had attained age 62 at the time, if his employment had been terminated on such date, voluntarily or involuntarily, without cause. However, as set forth above, the last option grants were made by the Company in November 2002. By November 7, 2007, all outstanding options issued by the Company in 2002 had become fully exercisable. Consequently, there were no unexercisable options as of December 31, 2011 that would become exercisable upon the involuntary termination or retirement of any NEO.

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     RSUs and Performance-based Awards. The following chart indicates what the effect on RSUs and earned performance-based incentive awards in the accounts of each NEO would have been upon the occurrence of (a) termination of employment involuntarily on December 31, 2011, without cause, or (b) in the case of any NEO who had attained age 62 at the time, a voluntary or involuntary termination of employment on such date, without cause. (All of these awards are reported in the table entitled “Outstanding Equity Awards at Fiscal Year-End” on page 29.)

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Number of Shares or Units of Stock That Would Vest Upon Such Termination (#)		Value of Shares or Units of Stock That Would Vest Upon Such Termination(1) ($)

Joseph G. Morone	55,255	(2)	27,628		638,748
	29,096	(3)	0		0
	22,028	(4)	7,343	(5)	169,762
	23,679	(6)	15,787	(7)	364,991
	10,544	(8)	5,272		121,889

John B. Cozzolino	3,812	(3)	0		0
	4,810	(6)	1,603		37,069
	3,698	(9)	184	(9)	42,749

Daniel A. Halftermeyer	14,919	(2)	7,460		172,464
	3,706	(3)	0		0
	5,948	(4)	1,983	(5)	45,839
	6,802	(6)	4,535	(7)	104,847
	2,641	(8)	1,321		30,530

Michael J. Joyce	14,919	(2)	7,460		172,464
	2,415	(3)	0		0
	5,603	(4)	1,868	(5)	43,180
	6,802	(6)	4,535	(7)	104,847
	2,514	(8)	1,257		29,062

Ralph M. Polumbo	14,919	(2)	7,460		172,464
	1,731	(3)	0		0
	4,953	(4)	1,651		38,171
	6,010	(6)	4,007	(7)	92,639
	2,560	(8)	1,280		29,594

(1)	Based on closing market price on December 31, 2011, of $23.12.
(2)	RSUs granted under the RSU Plan in connection with a special executive retention incentive implemented in February 2008. For these grants, amounts shown as vesting upon termination are payable at such time, in cash.
(3)	Represents the number of shares earned pursuant to the APP Performance Award granted to the NEO in 2011 under the 2011 Incentive Plan based on 2011 performance. None of the balance reported was earned or vested as of December 31, 2011. Pursuant to the terms of the award, this award would be canceled upon termination for any reason on or before December 31, 2011.
(4)	Represents the number of shares established as the target share opportunity in the NEO’s MPP Performance Award granted in 2011 under the 2011 Incentive Plan. This target share award is earned based on performance during 2011, 2012, and 2013, and paid in 2014. None of the balance reported was earned as of December 31, 2011.
(5)	Represents one-third of the target share award in the NEO’s MPP Performance Award granted in 2011 under the 2011 Incentive Plan. Although not earned as of December 31, 2011, the award vests pro rata on a daily basis during the three-year performance period. Thus, in the event of termination for any reason other than for cause, this award would not be canceled. Instead, the NEO would be entitled to a payout in 2014 of the
37

shares that vested through the date of termination, adjusted to reflect the level of achievement of the performance goals. For the purpose of this disclosure, the Company has assumed 100% achievement of the three-year performance goal and termination as of December 31, 2011.

(6)	Represents the number of shares established as the target share opportunity in the NEO’s MPP Performance Award granted in 2010 under the 2005 Incentive Plan. This target share award is earned based on performance during 2010, 2011, and 2012, and paid in 2013. None of the balance reported was earned as of December 31, 2011.
(7)	Represents two-thirds of the target share award in the NEO’s MPP Performance Award granted in 2010 under the 2005 Incentive Plan. Although not earned as of December 31, 2010, the award vests pro rata on a daily basis during the three-year performance period. Thus, in the event of termination for any reason other than for cause, this award would not be canceled. Instead, the NEO would be entitled to a payout in 2013 of the share that vested through the date of termination, adjusted to reflect the level of achievement of the performance goals. For the purpose of this disclosure, the Company has assumed 100% achievement of the three-year performance goal and termination as of December 31, 2011.
(8)	Represents shares earned and credited to the NEO’s bonus account with respect to a performance-based incentive award granted in 2009 based on performance during 2009. None of the balance reported was vested as of December 31, 2011. For these awards, amounts shown as vesting upon termination are not payable at that time, but are distributed at the same times and in the same form (cash, or a combination of cash and shares) as if termination had not occurred.
(9)	RSUs granted under the RSU Plan, other than those granted in connection with the special executive retention incentive implemented in February 2008. For these grants, amounts shown as vesting upon termination are payable at such time in cash.
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ADVISORY VOTE ON EXECUTIVE COMPENSATION

     In accordance with the Dodd-Frank Act, and the subsequent “say-on-pay” rules adopted by the Securities and Exchange Commission, the Company is asking stockholders to vote on the compensation provided to our NEOs, as described in the preceding sections of this proxy statement.

     Accordingly, the Board of Directors recommends that stockholders approve such compensation by approving the following advisory resolution:

     RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.

     This vote is nonbinding. Although it may not be possible to discern the specific concerns of stockholders that may cause them to cast a negative vote, the Board and the Compensation Committee expect to consider the outcome of the vote when determining future executive compensation.

     As described in detail under “Compensation Discussion and Analysis” above, our compensation programs are designed to motivate our named executive officers, and other members of management, to manage the Company so that it achieves superior performance and delivers value to our stockholders. We believe that our compensation program, with its balance of short-term cash incentives and long-term incentives (including equity-based awards that vest over multiple years) reward sustained performance that is aligned with delivering consistent value to our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

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DIRECTOR COMPENSATION

     Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors. It is the goal of the Committee to set directors’ fees at a competitive level that will enable the Company to attract and retain talented, well-qualified directors. The payment of a portion of each director’s fee in shares of Class A Common Stock of the Company is intended to align the interests of the director with the interests of our stockholders, consistent with delivering shareholder value.

     Annual Retainer. During 2011, directors received an annual retainer of $100,000, $50,000 of which was payable in shares of Class A Common Stock of the Company pursuant to the Directors’ Annual Retainer Plan.

     Meeting Fees. In lieu of cash fees for regularly scheduled meetings, directors received an additional cash fee of $30,000, and members of the Audit Committee also received an additional annual cash amount of $5,000. Directors received cash fees of $750 for each special meeting of the Board or any Board Committee during 2011 that was designated as a telephone meeting; there were two such meetings during 2011. Directors were also entitled to receive cash fees of $1,500 for each special meeting of the Board, and $1,000 for each special meeting of a Committee they attended in person or by telephone; there were no such meetings during 2011.

     Other Fees. The Chairman of each standing committee of the Board received an annual fee during 2011 for such service: $5,000 for the Chairman of the Governance Committee, $7,500 for the Chairman of the Compensation Committee and $12,000 for the Chairman of the Audit Committee. The Chairman of the Board received an annual fee of $55,000 for such service, and the Vice Chairman of the Board received an annual fee of $30,000 for such service. Directors receive $1,500 for each day that they are engaged in Company business (other than attendance at Board or Committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer. All such amounts are paid in cash.

     Director Pension. Each person who was a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000, and who is not eligible to receive a pension under any other Company retirement program is, following (i) the termination of his or her service as a director and (ii) the attainment by such director of the age of 65, entitled to receive an annual pension in the amount of $20,000, payable in quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001, or (b) the death of such person. Directors Christine Standish, Kailbourne, and Morone are the only current directors so eligible.

     Share Ownership Guidelines. The Board has adopted share ownership guidelines for its members. Under these guidelines, directors are generally expected to retain ownership of shares of Common Stock awarded or acquired until an ownership equal to three (3) times the annual cash and stock retainer is attained. A director who has attained this level may elect to receive in cash all or a portion of a retainer payment otherwise payable in shares of Common Stock.

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DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation	Total ($)

Christine L. Standish	131,500	—	—	—	1,900	(2)	—	133,400

Erland E. Kailbourne	136,500	50,000	—	—	2,100	(2)	—	188,600

John C. Standish	166,500	—	—	—	46,000	(3)	—	212,500

Juhani Pakkala	94,000	50,000	—	—	—		—	144,000

Paula H. J. Cholmondeley	136,500	—	—	—	—		—	136,500

John F. Cassidy, Jr.	139,000	—	—	—	—		—	139,000

Edgar G. Hotard	98,500	50,000	—	—	—		—	148,500

Joseph G. Morone	—	—	—	—	4,500	(2)	—	4,500

(1)	As these are payments of shares, and not stock “awards,” there are no amounts deemed “outstanding” at the end of 2011.
(2)	Increase (decrease) during 2011 in the actuarial present value of the director’s accumulated benefit under the director pension plan described in the narrative preceding this table.
(3)	Increase during 2011 in the actuarial percent value of Mr. Standish’s accumulated benefit under the Company’s U.S. defined benefit plan.
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RATIFICATION OF INDEPENDENT AUDITORS

     The Audit Committee has appointed PwC as our auditors for 2011 (which includes the audit of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011) and to perform the reviews of the financial statements to be included in our quarterly reports on Form 10-Q with respect to the first three quarters of 2012.

     As stated in the Audit Committee Report on page 7, the Audit Committee has received the communications related to PwC’s independence required by applicable PCAOB rules, has discussed with PwC its independence, and has considered whether the provision of the services referred to below under “All Other Fees” is compatible with maintaining the independence of PwC.

     Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, terminate, oversee and evaluate the performance of the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of PwC for ratification by stockholders as a matter of good corporate practice. The affirmative vote of holders of a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required to approve the ratification of the selection of PwC as the Company’s independent auditor. A representative of PwC will be present at the Annual Meeting and will be given an opportunity to make a statement, and will be available to respond to appropriate questions.

     The Audit Committee does not expect to take action with respect to the appointment of auditors for 2012 until the second half of the year.

Audit Fees

     The aggregate fees billed by, or agreed to with, PwC for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q, and services in connection with statutory and regulatory filings or engagements were $2,441,900 for 2010 and $2,362,800 for 2011.

Audit-related Fees

     The aggregate fees billed by PwC for assurance or related services reasonably related to the performance of the audit or review of the Company’s annual financial statements were $110,500 for 2010 and $113,000 for 2011.

Tax Fees

     The aggregate fees billed by PwC for tax compliance, tax advice, and tax planning in each of 2010 and 2011 were $553,254 and $457,709, respectively. Billings during each period were primarily for assistance in the preparation of tax returns and filings, assistance in connection with tax audits, tax advice in connection with corporate and business restructuring activities, and general tax advice.

All Other Fees

     The aggregate fees billed by PwC for all other products and services not described above were $16,000 in 2010 and $1,800 in 2011. Services included in this category consisted principally of audits of certain benefits plans.

Pre-approval Policy

     It is the responsibility of the Company’s Audit Committee to approve all audit and non-audit services to be performed by the independent auditors, such approval to take place in advance of such services when required by law, regulation, or rule.

     The Chairman of the Audit Committee is permitted to pre-approve any engagement of the independent auditor for services that could be properly pre-approved by the Committee, provided that the anticipated fees with respect to the services so pre-approved do not exceed $100,000. The Chairman is required to report such pre-approvals to the next regular meeting of the Committee.

     The Audit Committee is required to pre-approve each engagement of the independent auditor not preapproved by the Chairman of the Committee. Each such preapproval must describe the particular service to be rendered. No preapproval may be given for any service that would cause the independent auditor to be considered not independent under applicable laws and regulations.

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     With respect to the engagement of the independent auditor to provide routine and recurring audit-related tax and other non-audit services, pre-approval of the Audit Committee may take the form of approval of a schedule describing such services in reasonable detail and specifying an annual monetary limit. Each audit or non-audit service (excluding tax services provided in the ordinary course) shall be reflected in a written engagement or other writing. In connection with the provision of permitted tax services, the independent auditor is required to, among other things, provide a written description of the services and discuss their impact on the auditor’s independence.

     None of the 2010 or 2011 services described above was approved by the Audit Committee or its Chairman pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which permits the waiver of pre-approval requirements in connection with the provision of certain non-audit services.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP

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STOCKHOLDER PROPOSALS

     The Company’s By Laws provide that proposals of stockholders, including nominations of persons for election to the Board of Directors of the Company, shall not be presented, considered or voted upon at an annual meeting of stockholders, or at any adjournment thereof, unless (i) notice of the proposal has been received by mail directed to the Secretary of the Company at the address set forth in the Notice of Meeting not less than 100 days nor more than 180 days prior to the anniversary date of the last preceding annual meeting of stockholders, and (ii) the stockholder giving such notice is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. Each such notice shall set forth (i) the proposal desired to be brought before the annual meeting and the reasons for presenting such proposal at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (iii) the number and class of shares owned beneficially or of record by such stockholder, (iv) any material interest of such stockholder in the proposal, and (v) such other information with respect to the proposal and such stockholder as is required to be disclosed in solicitation of proxies to vote upon such proposal, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“the Proxy Rules”). In the case of proposed nominations of persons for election to the Board of Directors, each such notice shall also (i) set forth such information with respect to such nominees and the stockholder proposing the nominations as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Proxy Rules, and (ii) be accompanied by the written consent of each proposed nominee to being named in the Company’s proxy statement as a nominee and to serving as a director if elected, and by written confirmation by each such nominee of the information relating to such nominee contained in the notice.

     Proposals of stockholders that are intended to be presented at the Company’s 2013 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 216 Airport Drive, Unit 1, Rochester, New Hampshire 03867, not later than December 13, 2012, in order to be considered for inclusion in the Company’s proxy statement and form of proxy. In addition, to be so included, a proposal must otherwise comply with all applicable proxy rules of the Securities and Exchange Commission.

     In addition, management proxies for the 2013 Annual Meeting may confer discretionary authority to vote on a stockholder proposal that is not included in the Company’s proxy statement and form of proxy if the Company does not receive notice of such proposal by February 24, 2013, or if such proposal has been properly excluded from such proxy statement and form of proxy.

OTHER MATTERS

     The Board knows of no other matters to be presented for consideration at the Annual Meeting. Should any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy thereon in accordance with their best judgment.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation of proxies by use of the mails, regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone.

Charles J. Silva, Jr.
Secretary

April 4, 2012

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